--------------------------------------------------------------------------------
                                                                Registration No.

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549

                                    FORM F-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                Diversinet Corp.
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

                                 Ontario, Canada
--------------------------------------------------------------------------------
         (State or other jurisdiction of incorporation or organization)

                                       N/A
--------------------------------------------------------------------------------
                    (I.R.S. Employer Identification Number)

2225 Sheppard Avenue East, Suite 1700, Toronto, ON M2J 5C2 Canada (416) 756-2324
--------------------------------------------------------------------------------
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                       David Hackett c/o Diversinet Corp.
2225 Sheppard Avenue East, Suite 1700, Toronto, ON M2J 5C2 Canada (416) 756-2324
--------------------------------------------------------------------------------
 (Name, address, including zip code, and telephone number, including area code, of agent for service)


Approximate date of commencement of proposed sale to the public: As soon as practicable after the Registration Statement is declared effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                              CALCULATION OF REGISTRATION FEE
                                        (In U.S. $)

                                                  Proposed          Proposed
                                                  maximum            maximum
Title of each class of         Amount to     offering price per     aggregate         Amount of
securities to be registered  be registered         share         offering price   registration fee
---------------------------------------------------------------------------------------------------

Common shares underlying
the common share purchase
warrants                       4,515,541(1)                0.72  $     3,251,190  $          299.11

Common shares                    5,420,708                 0.60  $     3,252,425  $          299.22

     Total Due                                                                    $          598.33
===================================================================================================

(1) Consists of 4,515,541 common shares underlying common share purchase warrants held by the selling shareholders.

     The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                    Subject to completion, dated May 8, 2002
PROSPECTUS

                            9,936,249 COMMON SHARES

                                DIVERSINET CORP.

     Certain selling shareholders are offering up to 9,936,249 common shares of the Company for sale under this prospectus. We will not receive the proceeds of any shares sold under this prospectus.

     Our common shares are quoted on The Nasdaq SmallCap Market(SM) under the symbol "DVNT." On April 23, 2002, the average of the closing bid and asked prices of our common shares on Nasdaq was U.S. $0.66 per share.

     AN INVESTMENT IN OUR COMMON SHARES INVOLVES A HIGH DEGREE OF RISK AND ONLY PEOPLE WHO CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT SHOULD CONSIDER INVESTING. SEE "RISK FACTORS" BEGINNING ON PAGE 5.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                 The date of this prospectus is May   , 2002

     THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                              INFORMATION SUMMARY

     This summary highlights important information about our business and about this offering. Because this is a summary, it does not contain all of the information you should consider before investing in our common shares or warrants. You should read the entire prospectus before making an investment decision.

                                ABOUT DIVERSINET

     Diversinet Corp. (formerly The Instant Publisher Inc.) was formed on December 8, 1993 through the amalgamation of The Instant Publisher Inc. with Lombard Consolidated Resources Inc., an Ontario corporation. We are regulated in accordance with the Ontario Business Corporation Act.

     Our company was formed under the laws of Ontario, Canada. Our principal executive offices are located at 2225 Sheppard Avenue East, Suite 1700, Toronto, Ontario, M2J 5C2, Canada. Our telephone number is (416) 756-2324.

              OUR PRODUCTS HAVE NOT GENERATED CONTINUING REVENUES

     We are a security software product company that develops, markets and distributes PKI security solutions that provide for the secure transmission of data over wireless networks and devices. Our solution encompasses all aspects of commercial transaction security requirements, covering the authentication and authorization of individuals involved, the integrity of the information being sent and the non-repudiation or legalization of the transaction.

     We are a pioneer in providing security products for mobile commerce over wireless networks and are striving to become the leading provider of wireless security solutions. Our strategy to achieve this objective involves: targeting emerging m-commerce markets, expanding strategic partnerships and sales channel relationships, maintaining a leadership position in terms of products and research and development and building awareness of the Diversinet brand.

     We develop and license the Passport Certificate Server(R) and Passport Authorization Product', which is computer software that provides for the secure transmission of data over wireless networks as well as various other kinds of networks, including corporate networks, telecommunications systems and the Internet. The transmission of data over these networks is known as "e-commerce".

     The Passport Certificate Server(R) verifies the identities of the parties to an e-commerce transmission through the use of digital certificates so that unauthorized persons cannot intercept its contents.

     The Passport Authorization Product(TM) issues Digital Permits that are linked to the holder's digital certificate. The Digital Permit is designed to allow digital certificates to serve additional functions such as authorizing users to perform specific tasks once they have accessed a given network. We believe that the Passport Certificate Server(R) and the Passport Authorization Product' offer a unique approach to facilitating and securing commercial transactions and data transmissions over these networks.

                            SELECTED FINANCIAL DATA

     Our selected financial data for the three-month periods ended January 31, 2002 and 2001, and the fiscal years ended October 31, 2001, 2000, 1999, 1998, and 1997 are derived from our financial statements and should be read in conjunction with our consolidated financial statements and the accompanying notes incorporated by reference into this prospectus. Our financial statements are expressed in Canadian dollars. All financial information contained in the prospectus is presented in Canadian dollars except where otherwise indicated. The exchange rate of the U.S. dollar to the Canadian dollar was CDN $1.57 to U.S. $1.00 as of April 22, 2002.

     Our financial statements have been prepared in accordance with Canadian GAAP. These principles conform in all material respects with U.S. GAAP except as described in Note 17 to our 2001 consolidated financial statements. The differences between line items under Canadian GAAP and those as determined under U.S. GAAP are not significant except that, under U.S. GAAP, our total loss would be greater by $56,000 for the year ended October 31, 2001, greater by $1,549,000 for the year ended October 31, 2000 and less by $179,000, $4,131,000 and $5,001,000 for the years ended October 31, 1999, October 31, 1998 and October 31, 1997, respectively. Under U.S. GAAP, total assets would be less by $4,913,000 for the year ended October 31, 1997, primarily due to the difference in accounting treatment of the $10 million of technology purchased in 1996. Under U.S. GAAP share capital would be greater and deficit would be less by $41,249,000 for each of the years due to a reduction in stated capital offset against accumulated shareholders' deficit in March of 1999. The value of the U.S. Dollar in relation to the Canadian Dollar is 1.58 to 1.00 at October 31, 2001.

                            SELECTED FINANCIAL DATA
                     (CDN$ IN 000'S, EXCEPT PER SHARE DATA)

                                           THREE MONTHS
                                          ENDED JANUARY 31             FISCAL YEAR ENDED OCTOBER 31
                                         -----------------  ---------------------------------------------------
                                           2002     2001      2001       2000       1999       1998      1997
                                         --------  -------  ---------  ---------  ---------  --------  --------
                                           (Unaudited)
CONSOLIDATED STATEMENT OF LOSS DATA
License Revenue . . . . . . . . . . . .  $   174      571   $  1,221   $  2,636   $    246   $  ----   $  ----
Loss from Continuing Operations . . . .   (1,725)  (5,437)   (18,900)   (14,777)   (13,826)   (7,716)   (5,999)
Net loss from Discontinued Operations .        0        0          0       (250)      (285)     (688)      (75)
Net Loss. . . . . . . . . . . . . . . .   (1,725)  (5,437)   (18,900)   (15,027)   (14,111)   (8,404)   (6,074)
Weighted Average no. of shares (000's).   26,414   26,358     23,376     23,534     16,742    15,325    14,376
Loss Per Share - Continuing Operations.    (0.07)   (0.21)     (0.72)     (0.63)     (0.82)    (0.50)    (0.42)
Net Loss Per Share. . . . . . . . . . .    (0.07)   (0.21)     (0.72)     (0.64)     (0.84)    (0.55)    (0.42)
Dividends Per Share . . . . . . . . . .     0.00     0.00       0.00       0.00       0.00      0.00      0.00

CONSOLIDATED BALANCE SHEET DATA
Working Capital . . . . . . . . . . . .    1,943    3,555      3,555     21,647      4,985     2,636       659
Long-term Investment. . . . . . . . . .        0        0          0          0          0       100       100
Long-term Liabilities . . . . . . . . .        0        0          0          0      1,421     2,051         0
Shareholders' Equity. . . . . . . . . .    4,327    6,052      6,052     24,846      7,852     3,746     9,171
Total Assets. . . . . . . . . . . . . .    6,748    9,616      9,616     28,771     12,226     7,356     9,386
Share Capital . . . . . . . . . . . . .   53,993   53,993     53,993     53,887     20,917    43,707    41,918

US GAAP
Loss from Continuing Operations . . . .   (1,782)  (6,886)   (18,956)   (16,226)   (13,647)   (3,585)     (998)
Net Loss from Discontinued Operations .        0        0          0       (250)      (285)     (688)      (75)
Net Loss. . . . . . . . . . . . . . . .   (1,782)  (6,886)    18,956    (16,476)   (13,932)   (4,273)   (1,073)
Loss Per Share - Continuing Operations.    (0.07)   (0.26)     (0.72)     (0.69)     (0.82)    (0.23)    (0.07)
Net Loss Per Share. . . . . . . . . . .    (0.07)   (0.26)     (0.72)     (0.70)     (0.83)    (0.28)    (0.07)
Long-term Liabilities . . . . . . . . .        0        0          0          0      1,703     2,652         0
Shareholders' Equity. . . . . . . . . .    5,832    7,501      4,547     23,397      7,571     3,101     4,258
Total Assets. . . . . . . . . . . . . .    6,748    9,616      9,616     28,771     12,226     7,310     4,473
Share Capital . . . . . . . . . . . . .   95,242   95,242     95,242     95,136     62,166    44,576    41,918

THE OFFERING

     Certain of our shareholders are offering the following securities for sale under this prospectus:

     - 4,515,541 common shares which may be issued on the exercise of Warrants, and
     -    5,420,708  common  shares

     We are not offering or selling any securities under this prospectus and will not receive any proceeds from the sale of the selling shareholder's securities. We may receive up to U.S. $3,251,190 upon the exercise of the warrants. However, we will pay all costs associated with this prospectus.

     RISK FACTORS

     The common shares offered by this prospectus are speculative, involve a high degree of risk and should only be purchased by persons who can afford to lose their entire investment. You should therefore carefully review the following risk factors, as well as all of the other information in this prospectus, before investing in the securities offered by this prospectus.

     RISKS RELATING TO OUR BUSINESS

     WE HAVE LOST MONEY IN THE PAST, WE HAVE REALIZED MINIMAL REVENUES FROM CONTINUING OPERATIONS AND WE EXPECT TO CONTINUE TO SUSTAIN LOSSES IN THE FUTURE. We have generated minimal revenue to date from the licensing of our products. For the three months ended January 31, 2002, we posted a net loss of $1,725,000. For the year ended October 31, 2001, we posted a net loss of $18,900,000 and for October 31, 2000, we posted a net loss of $15,027,000. For the years ended
October 31, 1999 and October 31, 1998, we had net losses of $14,111,000 and $8,404,000, respectively. We generated licensing revenue of $174,000 for the three months ended January 31, 2002 and $1,221,000 in the year ended October 31, 2001, $2,636,000 in the year ended October 31, 2000, $246,000 in the year ended October 31, 1999 and nil in the year ended October 31, 1998. The revenue represents the initial licensing of our Passport Certificate Server(R) and Passport Authorization Product(TM) together with related professional services. During the 2000 fiscal year, 24% of revenue was generated from one customer.
During the 2001 fiscal year, 40% of revenue was generated from one customer although not the same customer as in fiscal 2000. To date, licensing our products to various customers and providing them with related professional services has generated our revenues. We cannot provide assurance that recurring revenues will arise from these license agreements. The auditors' report on our October 31, 2001 consolidated financial statements includes an explanatory paragraph that states that conditions and events exist that cast substantial doubt on the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

     COMMERCIAL DEPLOYMENT. Our ability to continue operations is also dependent on the acceptance of our security products and the adoption of transaction-based applications using Public Key Infrastructure-based security (also known in the industry as PKI) over wireless networks as an accepted method of commerce in sufficient volume for us to generate enough revenues to fund our expenses and capital requirements. The wireless mobile commerce market is in a very early stage, and it may not develop to a sufficient level to support our business.

     Our products are marketed to large companies and government agencies. The implementation of our products by these entities typically involves a lengthy education process and a significant technical evaluation and commitment of capital and other resources. This process is also subject to the risk of delays associated with customers' internal budgeting and other procedures for approving large capital expenditures, deploying new technologies within their networks and testing and accepting new technologies that affect key operations. As a result, the associated sales and implementation cycles can be lengthy. Our quarterly and annual operating results could be materially harmed if orders forecasted for a specific customer for a particular quarter are not realized.

     PRODUCT AND MARKET CONDITIONS. The general economic conditions may have a significant impact on our ability to generate sales for our products. During fiscal 2001, we experienced decreased activity from our potential customers, and generally, the adoption of wireless services has not proceeded as rapidly as previously expected. As a result, our revenue declined significantly from fiscal 2000 levels and may decline even further in the near future.

     FOREIGN EXCHANGE. Our functional currency is the Canadian dollar. Sales generated outside Canada are generally denominated in U.S. dollars. During fiscal 2001, we incurred most of our expenses in Canadian dollars, but we also incurred a significant portion of our expenses in foreign currencies including U.S. dollars, Pounds Sterling and Hong Kong dollars. Changes in the value of these currencies relative to the Canadian dollar may result in currency gains and losses that may have an adverse effect on our operating results. During the year, we maintained a portion of our cash resources in U.S. dollar term deposits. Upon completion of our cost reductions during September 2001, our exposure to U.S. expenses was significantly reduced, and we transferred our remaining U.S. dollar cash resources to Canadian dollar deposits. With the completion of this recent private placement, we now have a portion of our available cash resources in both Canadian and U.S. dollars.

     WE MAY NOT BE SUCCESSFUL IF WE FAIL TO RETAIN OUR KEY TECHNICAL PERSONNEL. During September 2001 we substantially reduced our headcount and curtailed certain sales and marketing activities, particularly in the United States. Substantial workforce reductions may have a detrimental effect on the morale of remaining employees, impeding their performance levels. In addition, our ability to attract potential new employees in the future may suffer if our reputation was hurt by this staff reduction.

     We currently have four senior officers and 38 employees and contractors. We may not be able to improve our products or create new products if we lose any of our key employees or contractors. The contract with our CEO, Mr. Nagy Moustafa, has a term of five years, commencing September 29, 1997. None of our other employment agreements has a specified term. We do not maintain key person life insurance policies on any of our employees. Skilled technical personnel can be difficult to attract depending on the strength of the economy and competitive opportunities. We may not be able to retain our current employees if they receive better job offers from other employers. The weakened economy throughout 2001 and into 2002 may not alleviate this risk in the future.

     WE ARE INVOLVED IN LITIGATION WHICH COULD RESULT IN JUDGMENTS AGAINST US WHICH, IN THE AGGREGATE, COULD TOTAL MORE THAN OUR COMBINED CURRENT ASSETS, WORKING CAPITAL AND NET ASSETS. There are currently three material claims pending against us. If we lose any of these suits or enter into settlements requiring us to pay cash or issue any of our common shares, our liquidity and financial position will be adversely affected and our shareholders' ownership may be diluted.

     We have been sued, along with other individuals and corporations, by Silva Run Worldwide Ltd. in connection with Silva Run's purchase of 212,500 common shares (850,000 common shares prior to a one for four reverse split in May 1997) in 1995 for a purchase price of U.S. $3,700,000. Silva Run is seeking to cancel the stock purchase and reimbursement of the U.S. $3,700,000 purchase price, plus interest, attorneys' fees and costs. Silva Run has alleged that we, directly or as the control person of other defendants, violated the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended. This claim has previously been dismissed twice, and we have filed a motion to dismiss this claim again.

     In May 2000 we were sued, along with our wholly-owned Barbados subsidiary, Instant Publisher Ltd. The plaintiff is seeking damages of U.S. $1,533,950 for breach of an October 25, 1995 dealer agreement with our previous printing business regarding the distribution of printing equipment, and damages of U.S. $25,000,000 for loss of reputation and loss of opportunity, pre-judgment and post-judgment interest, and costs.

     In January 2001 we were served with notice of a complaint in the United States District Court, District of Nevada by Jason Lyons, who alleges that he acted as a finder of individuals or entities interested in making investments in us and was promised cash compensation in the amount of U.S. $70,000. In addition, Mr. Lyons claims that he was subsequently promised warrants to purchase 100,000 freely tradable shares of common stock of Diversinet at the then-market price for such shares. Mr. Lyons is seeking an order directing Diversinet to issue him warrants to purchase 100,000 shares at U.S. $1.06 per share and damages of at least U.S. $4,800,000, in addition to his costs of the action. On April 3, 2002, we succeeded on our motion for summary judgment on the grounds that Nevada was an improper jurisdiction for this action.

     WE HAVE LIMITED EXPERIENCE IN THE WIRELESS INTERNET SECURITY SOFTWARE FIELD, AND WE ARE THEREFORE SUBJECT TO RISKS INHERENT IN ESTABLISHING A NEW BUSINESS. We have only been in the wireless Internet security software field since fiscal 1997, and we have generated minimal revenues from this business. We are not sufficiently established to fully evaluate or forecast our prospects, and we are subject to the risks inherent in establishing a new business enterprise.

     WE ARE DEPENDENT ON THE ADOPTION OF TRANSACTION-BASED APPLICATIONS OVER WIRELESS NETWORKS AS AN ACCEPTED METHOD OF COMMERCE. In order for Diversinet to be successful, transaction-based applications using Public Key Infrastructure-based security (also known in the industry as PKI) over wireless networks must be adopted as a means of trusted and secure communications and commerce to a sufficient extent and within a reasonable time frame, particularly considering our existing financial resources and future capital needs. Since trusted and secure communications and commerce over these networks is new and evolving, it is difficult to predict with any assurance the size of this market and its growth rate, if any.

     If the market for trusted and secure communications and commerce utilizing PKI over these networks fails to develop or develops more slowly than expected, we may have difficulty selling products or generating sufficient revenues to support our business.

     OUR ABILITY TO KEEP PACE WITH THE RAPID TECHNOLOGICAL CHANGES AND FREQUENT NEW PRODUCT INTRODUCTIONS COMMON IN THE ELECTRONIC COMMERCE INDUSTRY WILL
DETERMINE OUR ABILITY TO REMAIN COMPETITIVE AND AFFECT THE VIABILITY OF OUR PRODUCTS. To succeed in the mobile e-commerce business, we believe that we will have to continuously improve the performance, features and reliability of our products and be the first to the market with new products or enhancements to existing products. We cannot provide assurance that we will be able to improve our products in a timely manner. The emerging market for security products for mobile e-commerce is characterized by rapid technological developments, frequent new product introductions and evolving industry standards. We anticipate this evolution to also occur in the mobile e-commerce market in which we focus our technological developments. The adoption of new standards, or the informal adoption of certain standards by a significant percentage of the computer security and related industries, could require us to reconfigure our products. We may not be able to counter challenges to our current products or to introduce product offerings that keep pace with the technological changes introduced by competitors or persons seeking to breach information security. We are not currently aware of any significant new technologies either under development or about to be introduced in the mobile e-commerce security field.

     THE HIGHLY COMPETITIVE NATURE OF THE ELECTRONIC COMMERCE FIELD COULD PREVENT US FROM ACHIEVING SUCCESS. Our products are targeted at the new and rapidly evolving market for authentication and authorization products for wireless electronic commerce and telecommunications. This market is not mature. We anticipate that it will be intensely competitive, subject to rapid change and significantly affected by new product and service introductions and other market activities of industry participants. Many of our competitors and potential competitors have a longer operating history, greater name recognition, larger installed customer base and significantly greater financial, technical and marketing resources than we have. As a result, they may be able to adapt more quickly to new or emerging technologies and changes in customer requirements, and they could therefore render our technologies and products obsolete.

     Because of the broad potential application of our authentication and authorization software, we compete with vendors offering a wide range of computer security products. These competitors include Entrust Technologies, VeriSign, Certicom, Baltimore Technologies, Sonera SmartTrust and RSA Security. There also may be other potential entrants to the market of whom we are not yet aware.

     OUR LICENSING REVENUES ARE DEPENDENT ON OUR CUSTOMERS' ACCEPTANCE AND USE OF OUR SOFTWARE PRODUCTS AND WE EXPECT OUR SALES CYCLE TO BE LENGTHY. Many of our early licensing agreements permitted our customers to examine and test our products with no initial up-front payments to us. These customers are not required to make payments to us until they begin to use our product for commercial purposes. We also enter into evaluation agreements in certain cases, whereby potential customers may examine our software products for a specified period of time with no payment to us. Our current licensing agreements typically require the customer to pay a license fee attributable to the software components and the development toolkit and upon shipment of these items to the customer, although until early in fiscal 2000 we generally waived the up-front fee.

     Customers cannot simply license our products and begin using them immediately in their businesses. Making our products work with a particular customer's application may be a complex, expensive and, in certain cases, an ultimately unsuccessful process. This process may also require the customer to make significant commitments of time and money. Based on discussions with our customers, we believe that a customer's required cycle of testing, internal approval and network modifications can reasonably take between six and nine months or longer. Therefore, we expect our sales cycle, or the time between entering into a license agreement and when we begin to receive recurring revenue, to be six to nine months or longer. Also, the amount of revenue can be very limited until the customer's product is made generally available and adopted. Our sales are also subject to significant risks over which we have little or no control, including customers' budgetary constraints and internal acceptance procedures regarding security-related matters.

     TWO MAJOR ENCRYPTION TECHNOLOGY VENDORS SERVICE OUR AREA OF BUSINESS, AND IF WE FAIL TO CONTINUE TO LICENSE ENCRYPTION TECHNOLOGY FROM EITHER OF THEM, IT WOULD CAUSE A SIGNIFICANT DISRUPTION TO OUR BUSINESS. Our current product offerings include encryption technology that we source from third-party vendors. We currently license encryption technology from Certicom Corp. and RSA Security, two encryption technology vendors who service the wireless and the e-commerce security market. The term of each of the licensing arrangements is open-ended. Encryption technology is currently available from other vendors; however, if either of our agreements are terminated for any reason and we could not obtain sufficient encryption technology from the other vendor, or if both agreements were terminated, we would have to license encryption technology from an alternative vendor. Accordingly, if both current agreements were terminated there might be a disruption to our business.

     Our success will depend in part on our continued ability to have access to these and other technologies that are important to our existing products and may become important to products we may develop in the future. We cannot be certain that we will be able to procure or use any necessary technology on terms similar to existing licenses.

     WE LACK EXPERIENCE IN MARKETING AND SALES, AND DEPEND ON OUR RELATIONSHIPS WITH MORE ESTABLISHED CORPORATIONS TO ASSIST IN MARKETING AND SELLING OUR PRODUCT. We have limited sales and marketing experience and limited money to fund marketing. A significant part of our business strategy is to form strategic relationships with more established companies to expose our products to a larger customer base than we could reach through direct sales and marketing force. Our existing relationships have not resulted in any significant revenues to date and may not result in any revenues in the future. Our existing sales force generated all of our sales in fiscal 2001 and through our first quarter in 2002.

     As a result of our emphasis on these relationships, our success will partially depend on both the ultimate success of the third parties with which we have these relationships and the ability of these third parties to market our products and services successfully.

     In the past, we have concentrated our sales efforts marketing to application service providers. This strategy has lead to no commercial deployments. As a result and due to some success experienced by us in Hong Kong, we are focussing our efforts on working to establish the necessary infrastructure first. We have jointly developed Mobile e-Cert with Hong Kong Post. Hong Kong Post will support the Mobile e-Certs through its Mobile Certification Authority and mobile operators will act as the Registration Authorities for the authentication of the identity of Mobile e-Cert subscribers. Hong Kong Post is the first recognized public Certification Authority in Hong Kong. Hutchinson, the largest and the leading mobile operator in Hong Kong, has been appointed the first certified Registration Authority for the registration of Hong Kong Post Mobile e-Cert digital certificates to mobile users. This appointment also marks the first time worldwide a mobile operator is acting as a Registration Authority for the issuance of wireless digital certificates. After this was successfully accomplished, we have been working with application service providers who will develop applications that will have our software embedded and will utilize Mobile e-Cert.

     We cannot provide assurance that we will be able to enter into additional, or maintain our existing, strategic relationships on commercially reasonable terms, if at all. Our failure to do so would require us to devote substantially more resources to the distribution, sales and marketing of our products and services. Also, these strategic relationships do not afford us any exclusive marketing or distribution rights. The third parties may reduce their commitments to us in the future or pursue alternative technologies.

     THE NATURE OF OUR PRODUCTS SUBJECTS US TO PRODUCTS LIABILITY RISKS, POTENTIAL LOST REVENUES AND ADVERSE PUBLICITY IN THE EVENT OF PRODUCT FAILURE. Our customers may rely on our products to prevent unauthorized access to computer networks. Malfunctions or design defects of our products could:
     -    cause  interruptions, delays or cessation of services to our customers

     -    result  in  product  returns

     - result in liability for damages that exceeds our errors and omissions insurance coverage of U.S. $1,000,000 per occurrence and U.S. $2,000,000 in the aggregate annually

     - adversely affect the market's perception of the security offered by our product, resulting in a lack of demand for our products

     - require us to make significant expenditures of capital or other resources to alleviate the problem.

     OUR LICENSE AGREEMENTS MAY NOT BE ADEQUATE TO LIMIT OUR LIABILITY. A large number of claims by our customers could subject us to significant liability as well as limit the demand for our products. In most cases our license and support agreements attempt to limit our liability to the total amount of the licensing and support fees paid during the twelve-month period preceding an alleged error in or failure of our software. This contractual provision may not always be enforceable. Courts have held that contractual limitations of liability of this type, or the "shrink-wrap licenses" in which they are sometimes embodied, are unenforceable because the licensee does not sign them. If these contract provisions limiting our liability are not enforceable, we could be obligated to pay significant damages resulting from customer claims.

     IF COMPUTER HACKERS FIND WAYS TO CIRCUMVENT OUR PRODUCTS, OUR PRODUCTS WOULD NOT PERFORM THEIR ESSENTIAL FUNCTION. Any compromise of the security offered by our products, in a single incident or a series of incidents, would make our products less attractive to our customers. Software error or failure may result from a hacker seeking unauthorized access to a computer network. The methods used by hackers are evolving rapidly and generally are not recognized until they are launched against one or more systems. We are unable to anticipate hackers' tactics. The publicity surrounding any security breaches could adversely affect the public perception of the security offered by our authentication and authorization products and make it more difficult for us to sell our products.

     TECHNICAL ADVANCES IN THE INFORMATION SECURITY MARKET MAY MAKE OUR PRODUCTS OBSOLETE. Our products are based on PKI technology and depend in part on the application of certain mathematical principles forming the basis of the encryption technology that we license and embed in our products. Any significant advance in techniques for decoding or cracking encrypted computer information could render our products obsolete or unmarketable.

     Our PKI products use algorithms, or mathematical formulae, to encrypt and secure information. The security afforded by our products is predicated on the assumption that these mathematical formulae are very difficult to solve. This assumption is based on the fact that years of theoretical and empirical research by leading mathematicians have not resulted in any efficient solutions to these problems. There can be no assurance, however, that future research will not uncover efficient solutions to these problems.

     Also, even if no breakthrough in solving these problems is discovered, they may eventually be solved by computer systems having sufficient speed and power. If improved techniques for decoding encrypted information are developed or made possible by the increased availability of powerful computing resources, our products could be rendered obsolete.

     WE MIGHT NOT ALWAYS BE ABLE TO ENFORCE OUR INTELLECTUAL PROPERTY RIGHTS. Our success depends significantly upon our proprietary technology and our means of protecting our proprietary and intellectual property rights may not be adequate. We rely on a combination of patent and trademark laws, trade secrets, confidentiality agreements and contractual provisions to protect our proprietary rights. We have two U.S. patents, which will be in effect until at least August 22, 2017, and one patent granted in Israel in effect until 2021, as well as 14 applications pending in Europe, Israel, United States and Canada. We cannot provide assurance that any of our applications will be approved, that any new patents will be issued, that we will develop proprietary products or technologies that are subject to patent, that any issued patent will provide us with any competitive advantages or will not be challenged by third parties. Furthermore, we cannot provide assurance that the patents of others will not have a material adverse effect on our business and operating results. There is also a risk that our competitors will independently develop similar technology, duplicate our products or design around our patents or other intellectual property rights.

     If our technology or products were determined to infringe upon the rights of others, we would be required to obtain licenses to use that technology. If we are not able to obtain a license in a timely manner on acceptable terms or at all, we may have to stop producing our product until we can develop an alternative that does not infringe the rights of others.

     Patent disputes are common in technology-related industries. We cannot provide assurance that we will have the financial resources to enforce or defend a patent infringement or proprietary rights action. As the number of products and competitors in our target markets grows, the likelihood of infringement claims also increases. Any claims or litigation may be time-consuming and costly, cause product shipment delays or require us to redesign our product or require us to enter into royalty or licensing agreements. Any of these events could have a material adverse effect on our business and operating results. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or to use our proprietary information and software. In addition, the laws of some foreign countries do not protect proprietary and intellectual property rights to as great an extent as do the laws of Canada and the United States.

     THE TERMS OF THE AGREEMENT IN WHICH WE SETTLED TWO LAWSUITS COULD RESULT IN THE PLAINTIFFS HAVING THE ABILITY TO INFLUENCE CORPORATE DECISIONS BECAUSE OF THEIR SIGNIFICANT EQUITY POSITION. Pursuant to a settlement agreement with Moti Barkan, Knockagh International Ltd. and others, the following obligations still remain:

     - We granted to Knockagh a warrant to purchase 150,000 of our common shares at a price of U.S. $13.125, which warrant (a) becomes exercisable as to 12,500 common shares on the last day of each three-month period commencing on November 26, 1999 and (b) expires on November 25, 2004.
     - On May 15, 2000, we issued to Knockagh a warrant to purchase 263,500 common shares at an exercise price of U.S. $8.594, exercisable as to 21,958 warrants in each three month period following the date of issuance. Such warrant will expire on May 15, 2005.

     We believe that Knockagh, as of April 23, 2002, holds 1,113,682 of our common shares, or 3.5% of our outstanding common shares. If Knockagh exercises warrants granted to it in connection with the settlement, it would own approximately 1,379,888 shares, or 4.3% of our common shares currently outstanding. The exercise of those warrants will result in dilution to our existing shareholders.

     CHANGES IN THE EXPORT REGULATION OF ENCRYPTION-BASED TECHNOLOGIES MAY RESTRICT OUR ABILITY TO SELL OR LICENSE OUR PRODUCTS. Our products are subject to export controls under Canadian and U.S. laws and regulations. These laws and regulations may be revised from time to time in ways that may materially and adversely affect our ability to sell our products abroad or to make products available for sale or license via international computer networks such as the Internet, although pursuant to an international treaty, a number of countries have relaxed, or are in the process of relaxing, their export rules as applicable to products of the type licensed by us. Canadian and U.S. government controls on the export of encryption technologies which we license from third parties and which are embedded in our products may, if subject to revision, be amended and subsequently restrict our ability to freely export our products. As a result, foreign competitors subject to less stringent export controls on their products may be able to compete more effectively than we can in the global information and computer security market.

     RISKS  RELATING  TO  THE  OFFERING

     OUR ARTICLES OF INCORPORATION AUTHORIZE US TO ISSUE AN UNLIMITED NUMBER OF COMMON SHARES, WHICH COULD RESULT IN DILUTION TO OUR SHAREHOLDERS. Shareholders may experience dilution because our articles of incorporation authorize us to issue an unlimited number of common shares, subject to regulatory and/or shareholder approval. Our shareholders, with the exception of Knockagh, have no right to purchase additional common shares when we issue new shares. As of April 5, 2002, we had 31,600,584 common shares issued and outstanding.

     In addition, our ability to issue an unlimited number of common shares may have the effect of delaying, deferring or preventing a takeover attempt by a third party attempting to acquire control of us.

     WE HAVE LIMITED FINANCIAL RESOURCES. Our ability to continue operations during the next fiscal year will be dependent on our ability to obtain additional financing. Although we have made progress in developing our products and have completed initial consumer deployments, our revenue from operations is not sufficient to cover our operating expenses at present and is unlikely to be sufficient within fiscal 2002. We have obtained funding for operations from private equity placements in the past, raising approximately $47,498,000 through selling a total of 14,598,099 common shares, but there is no assurance we will be able to do so again in the near future despite the progress of the business. As well, the terms of new capital, if any, may materially dilute existing shareholders. Our failure to either raise capital when needed or to generate revenues would leave us with insufficient resources to continue our business.

     IF OUR COMMON SHARES SHOULD BECOME INELIGIBLE FOR CONTINUED QUOTATION ON THE NASDAQ SMALLCAP MARKET(SM) OR A PUBLIC TRADING MARKET DOES NOT CONTINUE FOR ANY REASON, HOLDERS OF OUR COMMON SHARES WILL HAVE DIFFICULTY SELLING THEIR SHARES. Within the eighteen months ended October 31, 2001, our net tangible assets and the bid price for our common shares were very close to the minimum listing requirements of the NASDAQ SmallCap Market(SM); if we fall below these requirements, the holders of our common shares may have difficulty selling their shares. Our common shares have been quoted on the NASDAQ SmallCap Market(SM) since June 1995. Within the eighteen months ended October 31, 2001 our net tangible assets were as low as U.S. $3,830,000, and the closing bid price for our common shares was as low as U.S. $1.00 during fiscal 2001. NASDAQ requires that we maintain a minimum bid price of U.S. $1.00 for continued listing but allows a grace period of 180 days. Following this initial grace period, issuers that demonstrate compliance with the core initial listing standards will be afforded an additional 180-day grace period within which to regain compliance. On March 19, 2002 we received notice from NASDAQ that we had not met the minimum U.S. $1.00 per share requirement and may be subject to delisting should, prior to September 16, 2002, our share price not close at $1.00 or more for a minimum of 10 consecutive trading days.

     In addition to the foregoing requirement, in order for our common shares to continue to be listed on the NASDAQ SmallCap Market(SM):

     -    We  must  maintain:
          -    net  tangible  assets  of  at  least  U.S.  $2,000,000;  or
          -    stock  holders'  equity  of  at  least  U.S.  $2,500,000,  or
          -    a  market  capitalization  of  at  least  U.S.  $35,000,000;  or
          - net income in the latest fiscal year or in two of the last three fiscal years of at least U.S. $500,000;
     -    Our  public  float  must  be  at  least  500,000  shares;
     -    The market value of our public float must be at least U.S. $1,000,000;
     -    We  must  have  at  least  two  market  makers;  and
     -    We  must  have  at  least  300  round  lot  shareholders.
     - Maintain corporate governance including independent directors and an Audit Committee.

     As of April 5, 2002, we met all of these tests. However, we cannot provide assurance that we will continue to meet all of these tests. Failure to meet these listing requirements would result in our stock being traded on an unlisted, less transparent market such as the OTC Bulletin Board.

     OUR COMMON SHARES MAY CONTINUE TO BE PENNY STOCK, WHICH MAY ADVERSELY AFFECT THE LIQUIDITY OF OUR COMMON SHARES. The Securities and Exchange Commission has adopted regulations that define a penny stock to be any equity security that has a market price, as defined in those regulations, of less than U.S. $5.00 per share, subject to certain exceptions. Our common shares are currently penny stock.

     Generally, for any transaction involving a penny stock, a broker-dealer is required to deliver, prior to the transaction, a disclosure schedule relating to the penny stock market as well as disclosure concerning, among other things, the commissions payable, current quotations for the securities and information on the limited market in penny stocks.

     The liquidity of our common shares may be materially and adversely affected if our common shares continue to be penny stock due to the administration requirements imposed by these rules.

     IT MAY BE DIFFICULT FOR OUR SHAREHOLDERS TO ENFORCE CIVIL LIABILITIES UNDER THE U.S. FEDERAL SECURITIES LAWS BECAUSE WE ARE INCORPORATED IN CANADA. Diversinet is incorporated under Canadian law and the majority of our directors and executive officers are Canadian citizens or residents. All, or a substantial portion, of these persons' assets and substantially all of our assets are located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon those persons or Diversinet or to enforce against them judgments of U.S. courts predicated upon civil liabilities under U.S. federal or state securities laws. Also, there is uncertainty as to the enforceability in Canada, in original actions or in actions for enforcement of judgments of the U.S. courts, of civil liabilities predicated upon U.S. federal or state securities laws.


--------------------------------
1   For  issuers listed as of June 29, 2001, continued listing can be maintained by either the new U.S. $2,500,000 stock holders' equity or the old minimum U.S. $2,000,000 net tangible asset standard until November 1, 2002.

     WE MAY BE TREATED AS A PASSIVE FOREIGN INVESTMENT COMPANY, WHICH WOULD HAVE ADVERSE TAX CONSEQUENCES FOR OUR U.S. SHAREHOLDERS. We may be treated as a passive foreign investment company, or a PFIC. While we do not believe that we should be treated as a PFIC, whether we are treated as a PFIC depends on questions of fact concerning our assets and revenues. Accordingly, we cannot assure you that we will not be treated as a PFIC. If we are treated as a PFIC, there could be material adverse tax consequences to U.S. Holders. For additional information on the PFIC issue, please turn to "Item 10-E. Taxation
- United States Federal Income Tax Consequences - Passive Foreign Investment Company."

                                 USE OF PROCEEDS

     We will not receive any proceeds when the selling shareholders sell their common shares. The U.S. $3,251,190 in proceeds that we may receive upon the exercise of the warrants will be used for general working capital purposes. We will pay all costs of this prospectus.

                                DIVIDEND POLICY

     We have not paid any cash dividends on our common shares to date and do not anticipate paying cash dividends in the foreseeable future.

                          FORWARD-LOOKING INFORMATION

     This prospectus, including the information incorporated by reference, contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Our actual results could differ materially from those projected in the forward-looking statements as a result of the risk factors set forth beginning on page 5.

    MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS

     Our financial statements have been prepared in accordance with Canadian GAAP. These principles conform in all material respects with U.S. GAAP except as described in Note 17 to our 2001 consolidated financial statements. The differences between line items under Canadian GAAP and those as determined under U.S. GAAP are not significant except that, under U.S. GAAP, our total loss would be greater by $56,000 for the year ended October 31, 2001, greater by $1,549,000 for the year ended October 31, 2000 and less by $179,000, $4,131,000 and $5,001,000 for the years ended October 31, 1999, October 31, 1998 and October 31, 1997, respectively. Under U.S. GAAP, total assets would be less by $4,913,000 for the year ended October 31, 1997, primarily due to the difference in accounting treatment of the $10 million of technology purchased in 1996. Under U.S. GAAP share capital would be greater and deficit would be less by $41,249,000 for each of the years due to a reduction in stated capital offset against accumulated shareholders' deficit in March of 1999.

CRITICAL  ACCOUNTING  POLICIES

     The nature of our business is not highly complex, as we operate in one primary business. We develop, market and sell wireless security software solutions. We also perform professional services to install, support and integrate our solutions with other applications. We operate globally in a functional organization. We do not have any off-balance sheet financing, other than operating leases entered into in the normal course of business, and we do not actively engage in derivative or hedging transactions. In 2001, our most complex accounting judgments were made in the areas of software revenue recognition. Software revenue recognition is expected to continue to be an on-going element of our accounting processes and judgments.

SOFTWARE  REVENUE  RECOGNITION

     We derive our revenue primarily from two sources: sales of products, including hardware and software licenses, and services, including maintenance, support and professional services. Significant management judgments and estimates must be made and used in connection with the revenue recognized in any reporting period. Material differences may affect the amount and timing of our revenue for any period if our management made different judgments.

     With respect to software revenue recognition, we recognize revenues in accordance with the provisions of the American Institute of Certified Public Accountants' Statement of Position No. 97-2, "Software Revenue Recognition" and SOP No. 98-9, "Modifications of SOP No. 97-2, Software Revenue Recognition, with Respect to Certain Transactions".

     For all sales, we use a binding contract, purchase order or another form of documented agreement as evidence of an arrangement with the customer. Revenues from software license agreements are recognized upon receipt of an executed license agreement and shipment of the software, if there are no significant remaining vendor obligations, collection of the receivable is probable and payment is due in accordance with our normal payment terms.

     We consider delivery to occur when we ship the product, so long as title and risk of loss have passed to the customer.

     At the time of a transaction, we assess whether the sale amount is fixed or determinable and whether collection is probable. If we determine the fee is not fixed or determinable, we recognize revenue when payment becomes due. We assess collectibility based on a number of factors, including the creditworthiness of the customer. If we determine that collectibility is not probable, we do not record revenue until such time when collectibility becomes probable, which is generally upon the receipt of cash.

     When arrangements contain multiple elements and vendor specific objective evidence ("VSOE") of fair value exists for all undelivered elements, we recognize revenue for the delivered elements using the residual method. Our determination of fair value of each of the undelivered elements in multi-element arrangements is based on VSOE of fair value. VSOE of fair value for each element is either the price charged when the same element is sold separately or the price established by management, having the relevant authority to do so, for an element not yet sold separately. For arrangements containing multiple elements wherein VSOE of fair value does not exist for all undelivered elements, revenue for the delivered and undelivered elements is deferred until VSOE of fair value exists or all elements have been delivered.

     Maintenance service revenue, whether sold separately or as part of a multiple element arrangement, is deferred and recognized ratably over the term of the maintenance contract, generally twelve months. Revenue allocated to professional service elements is recognized as the services are performed.

     Due to the complexity of some software license agreements, we routinely apply judgment to the application of software revenue recognition accounting principles to specific agreements and transactions. Different judgments and/or different contract structures could have led to different accounting conclusions, which could have had a material effect on our reported quarterly earnings.

     RECENT  ACCOUNTING  DEVELOPMENTS

     In July 2001, the FASB issued SFAS No. 141, "Business Combinations," and SFAS No. 142, "Goodwill and Other Tangible Assets." SFAS No. 141 provides new guidance on the accounting for a business combination at the date a business combination is completed. Specifically, it requires use of the purchase method of accounting for all business combinations initiated after June 30, 2001, thereby eliminating use of the pooling-of-interests method. SFAS No. 142 establishes new guidance on how to account for goodwill and intangible assets after a business combination is completed. Among other things, it requires that goodwill and certain other tangible assets will no longer be amortized and will be tested for impairment at least annually and written down only when impaired. This statement will apply to existing goodwill and tangible assets, beginning with fiscal years starting after December 15, 2001. The Company does not believe that the adoption of SFAS 141 and 142 will have a material impact on its consolidated financial statements when adopted.

     In October 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets". SFAS No. 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets. This statement supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" and related literature and establishes a single accounting model, based on the framework established in SFAS No. 121, for long-lived assets to be disposed of by sale. The Company is required to adopt SFAS No. 144 no later than January 1, 2002. The Company does not believe that the adoption of SFAS No. 144 will have a material impact on its consolidated financial statements.

     LIQUIDITY  AND  CAPITAL  RESOURCES

QUARTER ENDED JANUARY 31, 2002 COMPARED TO QUARTER ENDED JANUARY 31, 2001

     Cash used in operating activities was $2,357,000 in the quarter ended January 31, 2002, a decline of 52% from the amount used in the same period of the prior year. Cash used during the quarter was comprised of the net loss of $1,725,000, plus a decrease in accounts payable and accrued liabilities of $1,151,000, offset by a decrease in receivables of $213,000, a decrease in prepaid expenses of $177,000, an increase in deferred revenue of $7,000 less depreciation and amortization of $122,000. Cash used in operating activities was $4,943,000 in the quarter ended January 31, 2001, attributable to the net loss of $5,437,000, plus a decrease in accounts payable and accrued liabilities of $352,000 and an increase in prepaid expenses of $562,000, offset by a decrease in receivables of $692,000, an increase in deferred revenue of $92,000, less depreciation and amortization of $623,000.

     There were no financing activities in the quarter ended January 31, 2002. Cash provided by financing activities in the quarter ended January 31, 2001, was $33,000 as a result of proceeds received from issuing common shares under an employee stock option exercise.

     Cash provided by investing activities in the quarter ended January 31, 2002 consisted of $9,000 spent on capital asset additions and the sale of a $3,088,0000 short-term investment. Cash used in investing activities in the quarter ended January 31, 2001 was $476,000 attributable to capital assets additions.

     We believe that our cash and cash equivalents as at January 31, 2002 of $3,783,000 will not be sufficient to meet our short-term working capital requirements for the remainder of the fiscal year. On April 4, 2002 we completed a private placement selling 5,186,708 units for gross proceeds of U.S.$3,112,022. We expect these funds, when taken together with existing working capital, to be sufficient to meet our needs. However, we may still require additional amounts to meet our working capital requirements which will be raised through private or public financings, strategic relationships or other arrangements. Additional funding may not be available on terms attractive to us, or at all. If we enter into strategic relationships to raise additional funds, we may be required to relinquish rights to certain of our technologies. Our failure to either raise capital when needed or to generate revenues would leave us with insufficient resources to continue our business.
..
YEAR ENDED OCTOBER 31, 2001 COMPARED TO YEAR ENDED OCTOBER 31, 2000 AND YEAR ENDED OCTOBER 31, 1999

     Cash used in operating activities was $15,963,000 in the year ended October 31, 2001, attributable to a net loss of $18,900,000, plus a net increase in accounts payable, accrued liabilities and deferred revenue of $361,000, offset by a net decrease in receivables and prepaid expenses of $1,410,000, less net depreciation and amortization of $1,888,000. Cash used in operating activities was $13,121,000 in the year ended October 31, 2000, attributable to a net loss of $14,777,000, plus increases in receivables of $1,471,000 and prepaid expenses of $376,000, less increases in accounts payable and accrued liabilities of $894,000, increases in deferred revenue of $78,000, less net amortization and depreciation and debenture non-cash costs of $2,531,000.

     Cash used in operating activities was $4,690,000 in the year ended October 31, 1999, attributable to a net loss of $13,826,000 and an increase in accounts receivable of $306,000 and prepaid expenses of $169,000, partially offset by an increase in accounts payable and accrued liabilities of $1,416,000 and net non-cash charges of $8,195,000. The net non-cash charges in the year ended October 31, 1999 of $8,195,000 included $6,394,000 for settlement of litigation.

     Cash provided by financing activities in the year ended October 31, 2001 was $106,000. Cash provided by financing activities in the year ended October 31, 2000 was $30,674,000. In July 2000, we completed a private placement that generated net proceeds of $23,544,000. Funds were also received during the year on the exercise of stock options amounting to $2,022,000 and upon the exercise of common share purchase warrants issued in April 1999 which generated proceeds of $1,651,000. In December 1999, we received $3,429,000 as proceeds from the exercise of a warrant, issued in December 1997, to purchase 900,000 common shares at an exercise price of U.S. $2.50.

     Cash provided by financing activities in the year ended October 31, 1999 totaled $8,919,000, consisting of $6,488,000 in net proceeds from an April 1999 private placement described below and $2,982,000 from the exercise of stock options and warrants to purchase common stock, partially offset by an increase in deferred financing costs of $551,000.

     On April 23, 1999, we consummated a private offering in Canada and elsewhere outside the United States of 2,134,000 special warrants in accordance with Regulation S under the Securities Act of 1933, as amended. Each special warrant was offered at $3.45 and was exercisable at any time until October 23, 2000, for no additional consideration, to acquire one unit. Each unit consisted of one share of our common shares and one quarter of a common shares purchase warrant. Each whole common shares purchase warrant entitled the holder to purchase one share of our common shares for $3.87 until October 23, 2000. The offering was purchased primarily by Canadian institutional investors and generated gross proceeds of $7,362,000. The market value of our common shares at the time of the placement was $6.75 (U.S. $4.56).

     All proceeds that we received were used for working capital purposes, including product development and marketing and sales efforts.

     Cash used in investing activities in the year ended October 31, 2001 consisted of $1,186,000 spent on capital asset additions and the purchase of a $3,088,000 short-term investment. Cash used in investing activities in the year ended October 31, 2000 was $1,764,000 attributable to capital assets additions. Cash used in investing activities in the year ended October 31, 1999 was $961,000, attributable to additions to deferred development costs of $735,000 and to additions to fixed assets for computer equipment, furniture and leasehold improvements of $226,000.

     As of October 31, 2001 we had commitments under non-cancelable operating leases for our principal facilities and equipment through 2006 in amounts ranging from $645,000 in fiscal 2002 declining to $314,000 in fiscal 2006.

     As of October 31, 2001 we had a commitment to contribute up to $615,000 to our 50% owned joint venture for our share of the joint venture requirements. We expect to contribute this amount within six months of our 2001 year-end.

     RESULTS  OF  OPERATIONS

QUARTER ENDED JANUARY 31, 2002 COMPARED TO QUARTER ENDED JANUARY 31, 2001

     We reported an improved net loss of $1,725,000 for the quarter ended January 31, 2002 compared to a net loss of $5,437,000 in the prior year's first quarter. The decreased net loss in the first quarter of 2002 is attributable to cost reduction measures. We completed operating cost reductions in the fourth quarter of 2001 that resulted in a decline in expenses from operations during fiscal 2002 compared to fiscal 2001.

     For the quarter ended January 31, 2002, we reported revenue of $174,000 compared to revenue of $571,000 for the quarter ended January 31, 2001. We are operating in an evolving and unpredictable market and accordingly have and may continue to experience wide fluctuations in our revenues.

     Research and development expenses decreased to $648,000 in the three months ended January 31, 2002 from $2,198,000 in three months ended January 31, 2001 resulting primarily from wages, occupancy, and travel costs due to head count reductions completed in the last quarter of fiscal 2001.

     Sales and marketing expenses were $432,000 in the first quarter of fiscal 2002 compared to $2,354,000 in the first quarter of fiscal 2001. The Company continues to focus its efforts in the Asian and European markets. The launch of the Hong Kong Post's Mobile e-Cert in fiscal 2001 and the appointment of Hutchinson as the first Registration Authority have generated interest in our products in the Asian region. We expect that activity in this region will continue to increase during the remainder of fiscal 2002.

     General and administrative expenses were $736,000 for the first quarter of 2002 compared to $1,172,000 incurred during the first quarter of 2001. This decline in expenses during fiscal 2002 was the result of continuing operating cost controls.

     Depreciation and amortization expense in the first quarter of fiscal 2002 decreased to $122,000 from $623,000 in the first quarter of fiscal 2002. The Company's deferred development and purchased technology costs are now fully amortized and the reduction in additions to capital assets has resulted in reduced amortization for the quarter.

YEAR ENDED OCTOBER 31, 2001 COMPARED TO YEAR ENDED OCTOBER 31, 2000

     For the year ended October 31, 2001, we reported revenue of $1,221,000 compared to revenue of $2,636,000, for the year ended October 31, 2000. The information technology slowdown resulted in a deferral of purchases by our potential customers throughout the year resulting in reduced revenue compared to the prior year. We generated 55% of our revenue from the Asian region, 24% from the United States, 17% from Canada and 4% from other areas during the fiscal year 2001.

     During fiscal 2001, 40% of our revenue came from one customer whereas in fiscal 2000, 24% of our revenue came from a different customer. These customers are not related to each other. As the market we operate in is still in an early stage of development and our revenue is still quite small, it is reasonable to expect that our revenue may continue to be concentrated among relatively few customers for the near future.

     We reported a net loss of $18,900,000, for the year ended October 31, 2001, compared to a net loss of $15,027,000, in the prior year. The increased net loss in fiscal 2001 is attributable partly to a decrease in revenue compared to the prior year and partly to increased costs, especially in sales and marketing, during the year. We completed operating cost reductions in the fourth quarter of 2001 that should result in a decline in expenses from operations during fiscal 2002 compared to fiscal 2001. We incurred $730,000 in severance costs related to these operating cost reductions of which the remaining $150,000 was paid subsequent to our year-end.

     Research and development expenses increased to $6,907,000 in 2001 from $5,888,000 in 2000 resulting primarily from wages, occupancy, and travel costs which were higher on average than in the prior year. These expenses are expected to decline in fiscal 2002 as a result of the cost reductions completed late in fiscal 2001.

     Sales and marketing expenses were $7,256,000 in 2001 compared to $5,435,000 in 2000. During the fourth quarter sales and marketing staff in North America were reduced as the Company refocused its efforts in the Asian and European markets where the Company has been achieving some success. With the launch of the Hong Kong Post wireless certificate service late in fiscal 2001, interest in our products has increased in the Asian region. We expect that activity in this region will increase during fiscal 2002.

     General and administrative expenses were $4,029,000 for fiscal 2001; approximately the same level as the $4,185,000 incurred during fiscal 2000. A decline in these expenses during fiscal 2002 is expected as the result of continuing operating cost controls.

     Depreciation and amortization expense in fiscal 2001 decreased to $1,888,000 from $2,604,000 in fiscal 2000. The Company's deferred development costs are now fully amortized and the reduction in additions to capital assets has resulted in reduced amortization for the year.

     During fiscal 2001, we entered into a joint venture to conduct certain of our Asian activities, as detailed in note 9 to our audited financial statements, included in the Annual Report on form 20-F, which was filed on April 1, 2002 and is incorporated herein by reference. We own 50% of this joint venture and our financial statements reflect our proportionate interest in its assets, liabilities, revenue and expenses.

YEAR ENDED OCTOBER 31, 2000 COMPARED TO YEAR ENDED OCTOBER 31, 1999

     Revenue increased to $2,636,000 in fiscal 2000 from $246,000 in fiscal 1999. During our 2000 fiscal year, 24% of revenue was generated from a single customer. The remaining revenue was generated from a number of transactions with various customers. The increase in revenue is the result of a greater number of initial license agreements being concluded in the fiscal year ended October 31, 2000.

     The aggregate of research and development, sales and marketing and general and administrative expenses in the year ended October 31, 2000 increased to $15,509,000 from $5,995,000 in the year ended October 31, 1999. The increase of $9,514,000 was due to continuing expansion of our research and development and sales and marketing departments.

     Research and development expenses, net of amounts capitalized as deferred development costs, increased to $5,888,000 in the year ended October 31, 2000 compared to $1,685,000 in the year ended October 31, 1999. The increase was primarily attributable to a higher number of employees and contractors resulting in increases in remuneration of $2,192,000, travel of $525,000, human resources of $224,000 and facilities of $267,000 and a decrease of $714,000 in amounts capitalized for deferred development costs.

     Sales and marketing expenses were $5,435,000 in the year ended October 31, 2000 compared to $1,880,000 in the year ended October 31, 1999. The increase in sales and marketing expenses of $3,555,000 in the year ended October 31, 2000 was attributable primarily to a higher number of sales and marketing employees. This was reflected in increased remuneration of $1,735,000, a $957,000 increase in travel and recruiting expenses, a $352,000 increase in facilities and an increase of $279,000 in public relations and investor relations expense.

     General and administrative expenses were $4,185,000 fiscal 2000 compared to $2,431,000 in fiscal 1999. The increase in general and administrative expenses of $1,754,000 was attributable to a higher number of administrative employees. This was reflected in increased remuneration of $1,021,000, an increase in facilities and office expenses, resulting principally from the leasing of new head office space, of $364,000, an increase in professional services fees of $884,000 and a decrease in foreign exchange loss of $479,000.

     Amortization expense in fiscal 2000 increased to $2,604,000 from $1,446,000 in the comparable period in 1999. The increase was due to the addition of computer equipment and leasehold improvements facilitating our growth.

     We incurred a charge for the settlement of litigation of $6,581,000 in the year ended October 31, 1999. There was no comparable charge in the year ended October 31, 2000.

     We incurred interest expense of $7,000 and $297,000 in fiscal 2000 and 1999, respectively, primarily on the convertible debenture.

     We earned interest income of $706,000 and $247,000 in fiscal 2000 and 1999, respectively. The increase is primarily attributable to our higher average cash and cash equivalents in fiscal 2000 due to the proceeds from the private placement.

     Our net loss from discontinued operations was $250,000 in the year ended October 31, 2000, compared to $285,000 for the year ended October 31, 1999. The loss in 2000 related to the write-off of the amount receivable for an investment tax credit. The loss in 1999 related to the sale of our IPS 950 division in January 1998.

                             PRINCIPAL SHAREHOLDERS

     Diversinet is a publicly owned Canadian corporation. Another corporation or any government does not control us directly or indirectly.

     As  of  April  5,  2002,  we  had  31,600,584  common  shares  outstanding.

The following table shows the ownership of our common shares as of April 5, 2002 of:

     - each person known to us to be the beneficial owner of more than 5% of our outstanding common shares;
     -    each  of  our  directors  and  officers;  and
     -    all  of  our  directors  and  officers  as  a  group.

     The second column indicates the number of common shares actually owned, and the third column indicates the number of common shares that each person has the right to acquire within sixty days from the date hereof upon the exercise of outstanding options, warrants or convertible securities. The fourth column reflects a description of the shares underlying those options, warrants and convertible securities and the vesting and exercise prices thereof. The fifth column reflects the sum of the second and third columns, expressed as a percentage of the issued and outstanding common shares of Diversinet.

     Unless otherwise indicated, the business address for each of these individuals is c/o Diversinet Corp., 2225 Sheppard Avenue East, Suite 1700, Toronto, Ontario, Canada M2J 5C2.


                        NUMBER OF  NUMBER OF                                                 PERCENTAGE OF
                         SHARES     OPTIONS                                                   OUTSTANDING
NAME AND ADDRESS          OWNED      OWNED                  OPTIONS REPRESENT                    SHARES
----------------------  ---------  ---------  ---------------------------------------------  --------------

Nagy Moustafa             627,250    983,333  The vested and immediately exercisable                  5.00
                                              portion of options to purchase 1,300,000
                                              common shares at purchase prices ranging
                                              from U.S. $1.06 to U.S. $16.25 per share.
                                              The balance of these options vest at the
                                              rate of 8.3% per quarter beginning
                                              December 1, 1999 as to 83,333 options
                                              and beginning January 11, 2001 as to the
                                              remaining 233,333 options.

Hussam Mahgoub             63,334     99,167  The vested and the immediately                             *
                                              exercisable portion of options to purchase
                                              130,000 common shares at purchase
                                              prices ranging between U.S. $2.22 and
                                              U.S. $6.47 per share.  The balance of
                                              these options vest at the rate of 8.3% per
                                              quarter, beginning April 17, 2000 as to
                                              13,333 options and beginning January 11,
                                              2001 as to the remaining 17,500 options.


                                       19

                        NUMBER OF  NUMBER OF                                                 PERCENTAGE OF
                         SHARES     OPTIONS                                                   OUTSTANDING
NAME AND ADDRESS          OWNED      OWNED                  OPTIONS REPRESENT                    SHARES
----------------------  ---------  ---------  ---------------------------------------------  --------------

Nick Darwish               97,334     87,604  The vested and immediately exercisable                     *
                                              portion of options to purchase an
                                              aggregate of 163,750 common shares at
                                              purchase prices ranging between U.S.
                                              1.53 and U.S. $11.94 per share.  The
                                              balance of these options vest at the rate of
                                              8.3% per quarter beginning December 20,
                                              1999 as to the 17,500 of the options,
                                              beginning April 17, 2000 as to the 5,833
                                              options, beginning January 11, 2001 as to
                                              the 15,312 options and beginning July 24,
                                              2001 as to the remaining 37,500 options.

David Hackett                 -0-        -0-  The vested and immediately exercisable                     *
                                              portion of an option to purchase 150,000
                                              common shares at a purchase prices of
                                              U.S. $0.55. These options vest at the rate
                                              of 8.3% per quarter beginning March 27,
                                              2002.

Frank Clegg                   -0-    110,000  The vested and immediately exercisable                     *
                                              portion of an option to purchase 140,000
                                              common shares at a purchase prices
                                              ranging between of U.S. $1.53 and U.S
                                              1.94 per share. The balance of these
                                              options vest at the rate of 8.3% per quarter
                                              and beginning July 24, 2001 as to the
                                              remaining 10,000 options.

David F. Masotti              -0-     60,417  The vested and immediately exercisable                     *
                                              portion of options to purchase an
                                              aggregate of 90,471 common shares at
                                              purchase prices ranging between U.S.
                                              1.13 and CDN $4.50 per share.  The
                                              balance of these options vests at the rate
                                              of 8.3% per quarter beginning July 24,
                                              2001.

Mark C. Steinman              -0-     85,000  The vested and immediately exercisable                     *
                                              portion of an option to purchase 115,000
                                              common shares at a purchase prices
                                              ranging between of U.S. $1.53 and U.S.
                                              2.06 per share. The balance of these
                                              options vests at the rate of 8.3% per
                                              quarter beginning July 24, 2001.


                                       20

                        NUMBER OF  NUMBER OF                                                 PERCENTAGE OF
                         SHARES     OPTIONS                                                   OUTSTANDING
NAME AND ADDRESS          OWNED      OWNED                  OPTIONS REPRESENT                    SHARES
----------------------  ---------  ---------  ---------------------------------------------  --------------

William Linton                -0-     76,667  The vested and immediately exercisable
                                              portion of an option to purchase 140,000
                                              common shares at a purchase prices
                                              ranging between U.S. $1.53 and U.S.
                                              8.59 per share.  The balance of this
                                              option vest at the rate of 8.3% per quarter
                                              beginning May 15, 2000 as to 33,333
                                              options and beginning July 24, 2001 as to
                                              the remaining 30,000 options.

Knockagh                1,113,682    300,667  The vested and immediately exercisable                   4.4%
International Ltd. (1)              warrants  portion of warrants to purchase an
                                              aggregate of 413,500 common shares at a
                                              purchase price ranging between U.S.
                                              13.125 and U.S. $8.594.  The balance of
                                              the warrants vest at the rate of 8.3% per
                                              quarter beginning November 26, 1999 as
                                              to 25,000 of the warrants and beginning
                                              May 15, 2000 as to the remaining 87,833
                                              warrants.

All Officers and          753,918  1,545,522                                                          6.94%
Directors as a group
(10 persons)


---------------
*  Less  than  1%

(1) We believe that Moti Barkan is an affiliate of Knockagh International Ltd. Does not include options to purchase common shares held by Mr. Barkan.

                            SELLING SECURITYHOLDERS

     The Registration Statement filed with the Securities and Exchange Commission of which this prospectus forms a part covers the registration of the following securities:
     -    5,420,708 common shares;
     -    4,515,541 common shares issuable upon the exercise of the warrants.

     The following table lists the common shares that may be offered pursuant to this prospectus:

                                                         NO. OF SHARES                 NO. OF SHARES
                                                         OWNED BEFORE   NO. OF SHARES   OWNED AFTER
SELLING SHAREHOLDER                                        OFFERING     BEING OFFERED    OFFERING
-------------------------------------------------------  -------------  -------------  -------------

Jamal Abdalla (1)                                               18,800         16,700          2,100
-------------------------------------------------------  -------------  -------------  -------------
Alfred W. Arsenault & Mary D. Arsenault (1)                     33,534         33,334            200
-------------------------------------------------------  -------------  -------------  -------------
Michael & Shelia Alessandro                                    166,667        166,667            -0-
-------------------------------------------------------  -------------  -------------  -------------
Chau, Yiu Cheung (1)                                            33,334         33,334            -0-
-------------------------------------------------------  -------------  -------------  -------------
Compound Capital Growth, Ltd.                                  268,271        268,271            -0-
-------------------------------------------------------  -------------  -------------  -------------
Compound Capital Growth Partners II, LP                        126,956        126,956            -0-
-------------------------------------------------------  -------------  -------------  -------------
Compound Capital Growth Partners III, LP                        56,051         56,051            -0-
-------------------------------------------------------  -------------  -------------  -------------

--------------------------------
1   Employee or relative of an employee of the company


                                       21

Compound Capital Growth Partners, LP                            42,816         42,816            -0-
-------------------------------------------------------  -------------  -------------  -------------
The Caddis Master Fund, Ltd.                                     5,906          5,906            -0-
-------------------------------------------------------  -------------  -------------  -------------
Nizar Darwish                                                   97,334         63,334         34,000
-------------------------------------------------------  -------------  -------------  -------------
Scott DeSano                                                 1,093,334        333,334        760,000
-------------------------------------------------------  -------------  -------------  -------------
Woodrow Partners, Ltd.                                         416,667        416,667            -0-
-------------------------------------------------------  -------------  -------------  -------------
Woodrow Partners, L.P.                                         166,667        166,667            -0-
-------------------------------------------------------  -------------  -------------  -------------
Wajde Darwish (1)                                              100,000         55,000         45,000
-------------------------------------------------------  -------------  -------------  -------------
Dalaware Charter Guarantee & Trust Company
    TTEE F\B\O J James Finnerty IRA                            482,434        333,334        149,100
-------------------------------------------------------  -------------  -------------  -------------
Aegon Gabelli Global Growth Fund                                97,000         97,000            -0-
-------------------------------------------------------  -------------  -------------  -------------
The Gabelli Global Growth Fund                                 205,000        205,000            -0-
-------------------------------------------------------  -------------  -------------  -------------
I.F.T.C.O.                                                      67,500         67,500            -0-
-------------------------------------------------------  -------------  -------------  -------------
Strategic Nova U.S. Mid-Cap Value Fund                          66,000         66,000            -0-
-------------------------------------------------------  -------------  -------------  -------------
Strategic Nova World Equity  Fund                               64,500         64,500            -0-
-------------------------------------------------------  -------------  -------------  -------------
Cheryl Hackett (1)                                              33,334         33,334            -0-
-------------------------------------------------------  -------------  -------------  -------------
Lakefront Partners, LLC                                        250,000        250,000            -0-
-------------------------------------------------------  -------------  -------------  -------------
J. Graeme MacLetchie III                                       482,100        250,000        232,100
-------------------------------------------------------  -------------  -------------  -------------
Hussam Mahgoub (2)                                              63,334         63,334            -0-
-------------------------------------------------------  -------------  -------------  -------------
David S. Moore                                                 666,667        666,667            -0-
-------------------------------------------------------  -------------  -------------  -------------
Nagy Moustafa (2)                                              627,250        105,000        522,250
-------------------------------------------------------  -------------  -------------  -------------
Mark E. Murphy                                               1,168,334        333,334        835,000
-------------------------------------------------------  -------------  -------------  -------------
Paul Murphy                                                     41,667         41,667            -0-
-------------------------------------------------------  -------------  -------------  -------------
Scott Sipprelle IRA R/O                                        416,667        416,667            -0-
-------------------------------------------------------  -------------  -------------  -------------
Robert Trobec                                                   41,667         41,667            -0-
-------------------------------------------------------  -------------  -------------  -------------
Humberco In Trust for Lee Torell (1)                            40,509         33,334          7,175
-------------------------------------------------------  -------------  -------------  -------------
Valor Capital Management, LP                                   333,333        333,333            -0-
-------------------------------------------------------  -------------  -------------  -------------
Allen & Company Incorporated                                   234,000        234,000            -0-
-------------------------------------------------------  -------------  -------------  -------------
TOTAL                                                                       5,420,708
-------------------------------------------------------  -------------  -------------  -------------


     The following table lists the common shares to be received upon exercise of the warrants that may be offered pursuant to this prospectus:

                                            NO. OF SHARES                       NO. OF WARRANTS
                                            OWNED BEFORE   NO. OF SHARES BEING    OWNED AFTER
SELLING SHAREHOLDER                         OFFERING           OFFERED           OFFERING
------------------------------------------  -------------  -------------------  ---------------

Jamal Abdalla (1)                                  12,525               12,525              -0-
------------------------------------------  -------------  -------------------  ---------------
Alfred W. Arsenault & Mary D. Arsenault (1)        25,001               25,001              -0-
------------------------------------------  -------------  -------------------  ---------------
Michael & Sheila Alessandro                       125,001              125,001              -0-
------------------------------------------  -------------  -------------------  ---------------
Chau, Yiu Cheung (1)                               25,001               25,001              -0-
------------------------------------------  -------------  -------------------  ---------------
Compound Capital Growth, Ltd.                     201,204              201,204              -0-
------------------------------------------  -------------  -------------------  ---------------
Compound Capital Growth Partners II, LP            95,217               95,217              -0-
------------------------------------------  -------------  -------------------  ---------------
Compound Capital Growth Partners III, LP           42,038               42,038              -0-
------------------------------------------  -------------  -------------------  ---------------
Compound Capital Growth Partners, LP               32,112               32,112              -0-
------------------------------------------  -------------  -------------------  ---------------
The Caddis Master Fund, Ltd.                        4,430                4,430              -0-
------------------------------------------  -------------  -------------------  ---------------
Nizar Darwish (2)                                  47,501               47,501              -0-
------------------------------------------  -------------  -------------------  ---------------
Scott DeSano                                      250,001              250,001              -0-
------------------------------------------  -------------  -------------------  ---------------
Woodrow Partners, Ltd.                            312,501              312,501              -0-
------------------------------------------  -------------  -------------------  ---------------
Woodrow Partners, L.P.                            125,001              125,001              -0-
------------------------------------------  -------------  -------------------  ---------------
Wajde Darwish (1)                                  41,250               41,250              -0-
------------------------------------------  -------------  -------------------  ---------------
Dalaware Charter Guarantee & Trust Company
    TTEE F\B\O J James Finnerty IRA               250,001              250,001              -0-
------------------------------------------  -------------  -------------------  ---------------

--------------------------------
2    Officer  of  the  company


                                       22

J James Finnerty                                  350,000              350,000
------------------------------------------  -------------  -------------------  ---------------
Aegon Gabelli Global Growth Fund                   72,750               72,750              -0-
------------------------------------------  -------------  -------------------  ---------------
The Gabelli Global Growth Fund                    153,750              153,750              -0-
------------------------------------------  -------------  -------------------  ---------------
I.F.T.C.O.                                         50,625               50,625              -0-
------------------------------------------  -------------  -------------------  ---------------
Strategic Nova U.S. Mid-Cap Value Fund             49,500               49,500              -0-
------------------------------------------  -------------  -------------------  ---------------
Strategic Nova World Equity  Fund                  48,375               48,375              -0-
------------------------------------------  -------------  -------------------  ---------------
Cheryl Hackett (1)                                 25,001               25,001              -0-
------------------------------------------  -------------  -------------------  ---------------
Lakefront Partners, LLC                           187,500              187,500              -0-
------------------------------------------  -------------  -------------------  ---------------
J. Graeme MacLetchie III                          187,500              187,500              -0-
------------------------------------------  -------------  -------------------  ---------------
Hussam Mahgoub (2)                                 47,501               47,501              -0-
------------------------------------------  -------------  -------------------  ---------------
David S. Moore                                    500,001              500,001              -0-
------------------------------------------  -------------  -------------------  ---------------
Nagy Moustafa (2)                                  78,750               78,750              -0-
------------------------------------------  -------------  -------------------  ---------------
Mark E. Murphy                                    250,001              250,001              -0-
------------------------------------------  -------------  -------------------  ---------------
Paul Murphy                                        31,251               31,251              -0-
------------------------------------------  -------------  -------------------  ---------------
Scott Sipprelle IRA R/O                           312,500              312,500              -0-
------------------------------------------  -------------  -------------------  ---------------
Robert Trobec                                      31,251               31,251              -0-
------------------------------------------  -------------  -------------------  ---------------
Humberco In Trust for Lee Torell                   25,001               25,001              -0-
------------------------------------------  -------------  -------------------  ---------------
Valor Capital Management, LP                      250,000              250,000              -0-
------------------------------------------  -------------  -------------------  ---------------
Allen & Company Incorporated                      275,500              275,500              -0-
------------------------------------------  -------------  -------------------  ---------------
TOTAL                                                                4,515,541
------------------------------------------  -------------  -------------------  ---------------

     We will pay all of the costs of qualifying these securities under federal and state securities laws, including legal and accounting fees, as well as printing and other related costs.

     We will not receive any proceeds from the sale of the securities by the selling shareholders.

                              PLAN OF DISTRIBUTION

     The selling shareholders may offer their common shares and common shares received upon exercise of their warrants at various times in one or more of the following transactions:

     - in the over-the-counter market on the Nasdaq SmallCap Market(SM) or other exchange or automated quotation systems on which our common shares are listed; or
     -    in  private  transactions.

     The selling shareholders may sell their shares at market prices prevailing at the time of sale, or at prices related to that price, at negotiated prices or at fixed prices. The offering of common shares by the selling shareholders is not being underwritten.

     The selling shareholders may use broker-dealers to sell their securities. If this happens, these brokers-dealers will receive commissions or discounts from the selling shareholders, or they will receive commissions from purchasers of common shares or warrants for whom they acted as agents. We will not pay any broker-dealer commissions in connection with this offering.


DESCRIPTION  OF  PRIVATE  PLACEMENTS

2002  PRIVATE  PLACEMENTS

     ISSUANCE  OF  5,186,708  UNITS  FOR  U.S.  $3,112,022

     On April 4, 2002, we completed a private placement of 5,186,708 units at a price of U.S. $0.60 per unit for gross proceeds of U.S. $3,112,022. Each unit is comprised of one (1) common share and three-quarters (3/4) of one common share purchase warrant. Each warrant will entitle the holder thereof to acquire one (1) common share at a price of U.S. $0.72 per common share for a period of up to three years from April 4, 2002. This transaction was effected as a private placement in accordance with Rule 506 of Regulation D promulgated under the Securities Act. We will use the net proceeds of that private placement for working capital purposes, to continue our research and development activities and for general corporate purposes.

     Allen & Company Incorporated ("Allen"), as Placement Agent, had the option to receive its U.S. $140,400 fee from the Private Placement entirely in units. On April 8, 2002, Allen notified us of their decision to receive 234,000 units and we issued 234,000 common shares and 175,500 common share purchase warrants.


2000  PRIVATE  PLACEMENT

     ISSUANCE  OF  2,450,001  COMMON  SHARES  FOR  U.S.  $17,150,007

     On July 25, 2000, we completed a private placement of 2,150,001 common shares for a price of U.S. $7.00 per share for a total purchase price of U.S. $15,050,007. This transaction was effected as a private placement in accordance with Rule 506 of Regulation D promulgated under the Securities Act. We used the net proceeds of that private placement, U.S. $15,050,007, expanded our sales and marketing activities, continued our research and development activities and for general corporate purposes.

     Pursuant to a settlement agreement with Moti Barkan, in early August 2000, Knockagh International Ltd. and others, Knockagh purchased 300,000 common shares at U.S. $7.00 per share for an aggregate purchase price of U.S. $2,100,000.

1999  PRIVATE  PLACEMENT

     On April 23, 1999, we completed a private placement in Canada and elsewhere outside the U.S. of 2,134,000 special warrants in a transaction exempt from registration under the Securities Act pursuant to Regulation S promulgated thereunder. We received gross proceeds of CDN $7,362,200 in this private placement. In connection with this private placement, we entered into a special warrant indenture with Montreal Trust Company of Canada, as trustee. Each special warrant was offered for CDN $3.45 and is exercisable for one unit, for no additional consideration, at any time until October 23, 2000. Each unit consists of one of our common shares and one quarter of a common share purchase warrant. Each whole common share purchase warrant entitles the holder to purchase one common share for CDN $3.87 until October 23, 2000.

     We  used  the  net  proceeds  of  the  private  placement  as  follows:

     - approximately CDN $2.0 million for product development, principally remuneration expenses for existing and additional staff;
     - approximately CDN $3.0 million for marketing, sales and business development expenses, principally remuneration expenses for additional and existing staff, travel, marketing material design and production, industry trade show attendance and public relations and investor relations; and
     - approximately CDN $1.5 million for general working capital purposes, principally remuneration expenses for executive and administrative staff, professional services fees and facilities and insurance expenses.
     In order to receive the consent of the 1998 convertible debenture purchaser to issue common shares upon exercise of the units issued in connection with this private placement, we issued 400,000 warrants to the 1998 convertible debenture purchaser. Such warrants were exercisable for two years at an exercise price equal to U.S. $4.50, which was 115% of the average closing bid price on the Nasdaq for the five trading days prior to April 23, 1999. In July 2000, the warrants were amended to permit a cashless exercise. The formula used to determine the number of shares to be issued upon exercise of the warrants was:

     X (FMV - U.S. $1.18)
     --------------------
             FMV

     Where,

     X = the number of common shares which was exercisable.

     FMV = the closing price of the common shares on the Nasdaq SmallCap Market(SM) for the fifteen trading days immediately prior to the exercise of the warrants.

     On July 20, 2000, the warrant holder exercised the warrants in full and received 213,333 common shares.

     A nominee of the 1998 convertible debenture purchaser who is a non-U.S. person purchased 114,000 of the special warrants offered in the private placement on the terms set forth in the first paragraph of this section.

     In connection with this private placement, Yorkton Securities Inc., the underwriter of the private placement, received an 8% cash commission of CDN $588,984 and reimbursement of its out-of-pocket expenses, including legal fees of CDN $90,000. The underwriter also received warrants entitling the underwriter to acquire options to purchase 213,400 units, each unit consisting of one common share and one-quarter of one common share purchase warrant, at CDN $3.45 per unit until April 23, 2001. Each whole common share purchase warrant entitles the holder to purchase one common share for CDN $3.87 until October 23, 2000. If the underwriter does not exercise such options before October 23, 2000, the options will thereafter be exercisable for one common share each. In lieu of paying the cash exercise price of the options, the underwriter may elect to receive a number of warrants equal to one quarter of the options being exercised and that number of common shares equal to the quotient of:

                               X(FMV - CDN $3.45)
                               ------------------
                                       FMV

where X= the number of options to be exercised and FMV = the closing price of our common shares on the Nasdaq on the trading day immediately prior to such election by the underwriter. For example, if the underwriter elected to receive warrants and common shares in lieu of paying the cash exercise price of the warrants on July 26, 2000, the underwriter would have received one quarter of the 213,400 options, or 53,350 warrants, plus the quotient of (a) (1) 213,400, which is the number of options being exercised, multiplied by (2) U.S. $8.938, the closing price of the common shares on July 26, 2000, minus CDN $3.45, divided by (b) U.S. $8.938, or 157,365 common shares.

     The underwriter of this private placement had the right to purchase up to 20% of our next offering and Knockagh International Ltd. had the right to purchase up to 20% of our next two offerings.

     The market value of our common shares on April 23, 1999, the closing date of this private placement, was U.S. $4.56 per share.

     One of our past directors, Mr. John A. McMahon, is also a consultant for Yorkton Securities Inc. We believe that the compensation payable to the underwriter in connection with this private placement is at least as favorable as could have been obtained from an unaffiliated party.

OCTOBER  1998  PRIVATE  PLACEMENT

     ISSUANCE  OF  CONVERTIBLE  DEBENTURE  AND  WARRANTS  FOR  U.S.  $2,000,000

     In accordance with a securities purchase agreement dated October 15, 1998, we sold to WEC Investors V, LLC:

     a convertible debenture in the principal amount of U.S. $2,000,000; and warrants to purchase 300,000 common shares at an exercise price of U.S.
$1.18  per  share

for a total purchase price of U.S. $2,000,000. This transaction qualified as a private placement in accordance with Rule 506 of Regulation D promulgated under the Securities Act. We applied the net proceeds of that private placement towards product development, sales and marketing support and general working capital purposes.

     TERMS  OF  THE  CONVERTIBLE  DEBENTURE

     The convertible debenture was unsecured, matured on October 14, 2001, if not earlier converted, and paid interest at the rate of 3% per year. The interest was payable, at our option, in either cash or in common shares.

     CONVERSION

     At the holder's option, all or any portion of the unpaid principal balance of the convertible debenture was convertible into fully paid, non-assessable common shares at a per share conversion price equal to the lesser of:

     -    U.S.  $1.18;  and

     - 80% of the average closing bid price on Nasdaq, as reported by Bloomberg,
            L.P. or The Wall Street Journal, of our common shares for the five trading days before the delivery of the notice of conversion.

     As of December 8, 1999, the debenture purchaser had converted the entire principal amount of the debenture and accrued interest into 1,748,475 of our common shares, at a conversion price of U.S. $1.18 per share.

     We have no current plans to issue any additional convertible securities that do not have a minimum per share conversion price.

     WARRANTS

     The  warrants:

     -    expired  on  October  15,  2003;  and
     - entitled the holder to purchase up to 300,000 common shares at an exercise price of U.S. $1.18 per share, subject to proportionate adjustment if we either:
            -     pay  a  dividend  on  our  common  shares in common shares; or

            -     subdivide  or  combine  our  common  shares.

     In July 2000 the warrants were amended to permit a cashless exercise. The formula used to determine the number of shares to be issued upon exercise of the warrants was:

     X  (FMV  -  U.S.  $1.18)
     ------------------------
                  FMV

     Where,

     X  =  the  number  of  common  shares  which  was  exercisable.

     FMV = the closing price of the common shares on the Nasdaq SmallCap Market(SM) for the fifteen trading days immediately prior to the exercise of the warrants.

     On July 20, 2000, the warrantholder exercised the warrants in full and received 265,040 common shares.

OTHER  AGREEMENTS

     We entered into a registration rights agreement dated October 15, 1998 with the debenture purchaser granting it certain registration rights with respect to:

     -    the  common  shares  underlying  the  convertible  debenture;
     -    the  warrants;  and
     -    the  common  shares  underlying  the  warrants.

     The registration rights agreement requires us to register a number of shares equal to 200% of the sum of:

     - the number of common shares issuable as of the date of this prospectus upon conversion of the convertible debenture; and
     - the number of common shares issuable upon the exercise of the warrants.

     At the date of this prospectus, the debenture has been fully converted and we have been advised that the debenture purchaser has sold all of the shares issued on the conversion. In addition, all common shares issuable upon the exercise of the warrants have been issued. As a result of the conversion of the debenture and the exercise of the warrants, we believe the debenture purchaser has no further rights under the registration rights agreement.

     In  the  securities  purchase  agreement, the debenture purchaser has also:

     - represented that neither it nor any of its officers, directors or affiliates had entered into any short sales with respect to our common shares as of the date thereof; and
     - agreed that neither it nor any of its officers, directors or affiliates will enter into any short selling transactions regarding our common shares, except that the debenture purchaser may sell common shares which it may receive upon conversion of the convertible debenture up to five days prior to giving us notice of its intent to convert the debenture.

     The terms of our October 1998 private placement prohibit us, with certain exceptions, from issuing any securities, including issuing common shares to our employees, without the debenture purchaser's prior consent until six months after the date of the prospectus covering the sale of the debenture purchaser's common shares. As a result of the conversion of the debenture and the exercise of the warrants, we believe the debenture purchaser has no further rights under the securities purchase agreement.

UNITED  STATES  FEDERAL  INCOME  TAX  CONSEQUENCES

     The following is a discussion of material United States Federal income tax consequences generally applicable to a U.S. Holder (as defined below) of our common shares. This discussion does not address all potentially relevant Federal income tax matters and it does not address consequences peculiar to persons subject to special provisions of Federal income tax law, such as, for example, tax-exempt organizations, qualified retirement plans, persons subject to alternative minimum tax, financial institutions, insurance companies, real estate investment trusts, regulated investment companies, broker-dealers, non-resident alien individuals or foreign corporations whose ownership of our common shares is not effectively connected with the conduct of a trade or business in the United States and shareholders who acquired their shares through the exercise of employee share options or otherwise as compensation. In addition, this discussion only applies to common shares held by U.S. Holders as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended, and does not cover any state, local or foreign tax consequences.

     The following discussion is based upon the sections of the Internal Revenue Code, Treasury Regulations, published Internal Revenue Service rulings, published administrative positions of the Internal Revenue Service and court decisions that are currently applicable, any or all of which could be materially and adversely changed, possibly on a retroactive basis, at any time. The following discussion is for general information only and is not intended to be, nor should it be construed to be, legal or tax advice to any holder or prospective holder of our common shares and no opinion or representation with respect to the United States Federal income tax consequences to any such holder or prospective holder is made. Accordingly, holders and prospective holders of our common shares should consult their own tax advisors about the federal, state, local, and foreign tax consequences of purchasing, owning and disposing of our common shares.

U.S.  HOLDERS

     As used herein, a "U.S. Holder" includes any person, with the exception of those subject to special provisions of Federal income tax law, who holds our common shares who is a citizen or resident of the United States, a partnership or corporation organized under the laws of the United States, an estate, the income of which is subject to United States federal income tax without regard to its source and a trust if a United States court is able to exercise primary supervision over administration of the trust and one or more United States persons have authority to control all substantial decisions of the trust or if the trust was in existence on August 20, 1996 and has elected to continue to be treated as a United States person, and any other person or entity whose ownership of our common shares is effectively connected with the conduct of a trade or business in the United States.

DISTRIBUTIONS  ON  OUR  COMMON  SHARES

     U.S. Holders receiving dividend distributions (including constructive dividends) with respect to our common shares are required to include in gross income for United States Federal income tax purposes the gross amount of such distributions to the extent that we have current or accumulated earnings and profits, without reduction for any Canadian income tax withheld from such distributions. Such Canadian tax withheld may be credited, subject to certain limitations, against the U.S. Holder's United States Federal Income tax liability or, alternatively, may be deducted in computing the U.S. Holder's United States Federal taxable income by those who itemize deductions (see more detailed discussion at "Foreign Tax Credit" below). To the extent that distributions exceed our current or accumulated earnings and profits, they will be treated first as a return of capital up to the U.S. Holder's adjusted basis in the common shares and thereafter as gain from the sale or exchange of the common shares. Preferential tax rates for long-term capital gains are applicable to an U.S. Holder, which is an individual, estate or trust. There are currently no preferential tax rates for long-term capital gains for an U.S. Holder, which is a corporation. Dividends paid in Canadian dollars will be included in income in an U.S. dollar amount based on the exchange rate at the time of their receipt. U.S. Holders should consult their own tax advisors regarding the treatment of any foreign currency gain or loss on any Canadian dollars received as a dividend which are converted into U.S. dollars on a date subsequent to receipt.

     Dividends paid on our common shares will not generally be eligible for the dividends received deduction provided to corporations receiving dividends from certain United States corporations. A U.S. Holder which is a corporation may, under certain circumstances, be entitled to a 70% deduction of the United States source portion of dividends received from us (unless we qualify as a "foreign personal holding company" or a "passive foreign investment company", as defined below) if such U.S. Holder owns shares representing at least 10% of the voting power and value of Diversinet. The availability of this deduction is subject to several complex limitations, which are beyond the scope of this discussion.

FOREIGN  TAX  CREDIT

     A U.S. Holder who pays (or has withheld from distributions) Canadian income tax with respect to the ownership of our common shares may be entitled, at the option of the U.S. Holder, to either a deduction or a tax credit for such foreign tax paid or withheld. Generally, it will be more advantageous to claim a credit because a credit reduces United States Federal income taxes on a dollar-for-dollar basis, while a deduction merely reduces the taxpayer's income subject to tax. This election is made on an annual basis and applies to all foreign income taxes (or taxes in lieu of income tax) paid by (or withheld from) the U.S. Holder during the year. There are significant and complex limitations which apply to the credit, among which is the general limitation that the credit cannot exceed the proportionate share of the U.S. Holders United States income tax liability that the U.S. Holder's foreign source income bears to his/her or its worldwide taxable income.

     In the determination of the application of this limitation, the various items of income and deduction must be classified into foreign and domestic sources. Complex rules govern this classification process. There are further limitations on the foreign tax credit for certain types of income such as "passive income", "high withholding tax interest", "financial services income", "shipping income", and certain other classifications of income. In certain circumstances, recently enacted legislation and other guidance issued by the United States Treasury may deny a United States holder foreign tax credits (and instead may allow deductions) for foreign taxes imposed on a dividend if the United States holder (i) has not held the common shares for at least 16 days in the 30-day period beginning 15 days before the ex-dividend date, during which it is not protected from risk of loss; (ii) is obligated to make payments related to the dividends; or (iii) holds the common shares in arrangements in which the United States holder's expected economic profit, after non-US taxes, is insubstantial.

     The availability of the foreign tax credit and the application of the limitations on the credit are fact specific and holders and prospective holders of our common shares should consult their own tax advisors regarding their individual circumstances.

DISPOSITION  OF  OUR  COMMON  SHARES

     A U.S. Holder will recognize gain or loss upon the sale of our common shares equal to the difference, if any, between (i) the amount of cash plus the fair market value of any property received, and (ii) the shareholder's tax basis in the our common shares. Any gain recognized on the sale or other disposition of common shares will generally be U.S. source income. Any loss recognized on the sale or other disposition of common shares will generally be U.S. source. However, such loss will be foreign source to the extent certain dividends were received by the U.S. Holder within the 24-month period proceeding the date on which the loss was recognized. This gain or loss will be capital gain or loss if the common shares are capital asset in the hands of the U.S. Holder, which will be a short-term or long-term capital gain or loss depending upon the holding period of the U.S. Holder. Gains and losses are netted and combined according to special rules in arriving at the overall capital gain or loss for a particular tax year. Deductions for net capital losses are subject to significant limitations. For U.S. Holders who are individuals, a capital loss is deductible only to the extent of capital gains, plus ordinary income of up to U.S. $3,000; any unused portion of such net capital loss may be carried over to be used in later tax years until such net capital loss is thereby exhausted. For U.S. Holders which are corporations (other than corporations subject to Subchapter S of the Internal Revenue Code), any unused net capital loss may be carried back three years from the loss year and carried forward five years from the loss year to be offset against capital gains until such net capital loss is thereby exhausted. If the amount realized on a sale or exchange is not denominated in U.S. dollars, the amount realized will be equal to the U.S. dollar value thereof, determined at the spot rate on the date of the sale or exchange.

OTHER  CONSIDERATIONS

     In the following three circumstances, the above sections of the discussion may not describe the United States Federal income tax consequences resulting from the holding and disposition of our common shares. Based on (a) the number of shareholders of our common shares, and (b) the majority ownership of our shares by Canadian residents, we do not believe that we are either a "Foreign Personal Holding Company" or a "Controlled Foreign Corporation." However, we do believe that we are likely to be treated as a "Passive Foreign Investment
Company"  for  the  taxable  years  1999,  2000  and  2001.

FOREIGN  PERSONAL  HOLDING  COMPANY

     If, at any time during a taxable year, more than 50% of the total combined voting power or the total value of our outstanding shares are owned, actually or constructively, by five or fewer individuals who are citizens or residents of the United States and 60% or more of our gross income for such year was derived from certain passive sources (e.g. from dividends received from unrelated persons), we would be treated as a "foreign personal holding company." In that event, U.S. Holders that hold our common shares would be required to include in gross income for such year their allowable portions of such foreign personal holding company income to the extent that we do not actually distribute such income.

CONTROLLED  FOREIGN  CORPORATION

     If more than 50% of the voting power of all classes of shares or the total value of our shares is owned, directly or indirectly, by U.S. shareholders, each of whom own 10% or more of our voting shares ("U.S. Shareholders"), we could be treated as a "controlled foreign corporation" (a "CFC") under SubPart F of the Internal Revenue Code. If we were classified as a CFC and as a PFIC, CFC treatment would prevail with respect to U.S. Shareholders. CFC classification would effect many complex results including the required inclusion by such United States shareholders in income of their pro rata share: of "SubPart F Income" (as specially defined by the Internal Revenue Code) of Diversinet; and of our earnings invested in U.S. property. In addition, under Section 1248 of the Internal Revenue Code, gain from the sale or exchange of our common shares by a U.S. person who is or was a United States shareholder (as defined in the Internal Revenue Code) at any time during the five years period ending with the sale or exchange is generally treated as ordinary dividend income to the extent of our earnings and profits attributable to the shares sold or exchanged. Because of the complexity of SubPart F, and because it is not clear that we are a controlled foreign corporation, a more detailed review of these rules is outside of the scope of this discussion.

PASSIVE  FOREIGN  INVESTMENT  COMPANY

     As stated above, we believe that we will not be treated as a passive foreign investment company ("PFIC"), as defined in Section 1297 of the Internal Revenue Code, for our fiscal years 1999, 2000, and 2001.

     United States income tax legislation contains rules governing PFIC's, that can have significant tax effects on U.S. Holders of foreign corporations. These rules do not apply to non-U.S. Holders. Section 1297 of the Internal Revenue Code defines a PFIC as a corporation that is not formed in the United States and, for any taxable year, either (i) 75% or more of its gross income is "passive income", which includes interest, dividends and some types of rents and royalties or (ii) the average percentage, by fair market value (or, if the company is a controlled foreign corporation or makes an election, by adjusted tax basis), of its assets that produce or are held for the production of "passive income" is 50% or more. Based on these tests we do not meet the definition of a PFIC in 1999, 2000 or 2001.

     An U.S. Holder who holds shares in a foreign corporation during any year in which such corporation qualifies as a PFIC is subject to U.S. Federal income taxation under alternative tax regimes, depending upon whether such U.S. Holder makes elections. The following is a discussion of these alternative tax regimes as applicable to our U.S. Holders.

     A U.S. Holder of a PFIC who does not make either of the elections described below (a "Non-electing U.S. Holder") is subject to special taxation rules under
Section 1291 of the Internal Revenue Code with respect to (i) gains realized on the disposition (or deemed to be realized by reason of a pledge) of his/her common shares and (ii) excess distributions by us, defined as any distribution received by a U.S. Holder from a PFIC in a taxable year that is greater than 125% of the average distributions received by the U.S. Holder in the three preceding taxable years, or, if shorter, the U.S. Holder's holding period for the shares.

     A Non-electing U.S. Holder generally would be required to include in income pro rata all gains realized on the disposition of his/her common shares and all excess distributions over the entire holding period for the PFIC common shares. All gains or excess distributions allocated to prior years of the U.S. Holder (other than years prior to the first taxable year of the company during such U.S. Holder's holding period and beginning after January 1, 1987 for which it was a PFIC) would be taxed at the highest tax rate for each such prior year applicable to ordinary income. The Non-electing U.S. Holder also would be liable for interest on the foregoing tax liability for each such prior year calculated as if such liability had been due with respect to each such prior year. A Non-electing U.S. Holder that is not a corporation must treat this interest charge as "personal interest" which, as discussed above, is partially or wholly non-deductible. The balance of the gain or the excess distribution will be treated as ordinary income in the year of the disposition or distribution, and no interest charge will be incurred with respect to such balance.

     If we are a PFIC for any taxable year during which a Non-electing U.S. Holder holds common shares, then we will continue to be treated as a PFIC with respect to such common shares, even if we are no longer a PFIC as defined above. A Non-electing U.S. Holder may terminate this deemed PFIC status by electing to recognize a gain (which will be taxed under the rules discussed above for Non-electing U.S. Holders) as if such common shares had been sold on the last day of the last taxable year for which it was a PFIC.

     Under Section 1291(f) of the Internal Revenue Code, the Department of the Treasury has issued proposed regulations that would treat as taxable transfers of PFIC shares by Non-electing U.S. Holders that are generally not otherwise taxed, such as gifts, exchanges pursuant to corporate reorganizations, and transfers at death. Special, generally adverse, rules will apply with respect to the common shares while the company is a PFIC. For example under Section 1298(b)(6) of the Internal Revenue Code, a U.S. Holder who uses PFIC shares as security for a loan (including a margin loan) will, except as may be provided in regulations, be treated as having made a taxable disposition of such shares.

     Alternatively, if we are a PFIC, an U.S. Holder (an "Electing U.S. Holder") who owns common shares is permitted generally to elect out of the tax treatment discussed above, if an U.S. Holder makes a mark-to-market election with respect to common shares. Under such election, an Electing U.S. Holder would generally recognize as ordinary income for each taxable year an amount equal to the excess, if any, of the fair market value of common shares as of the close of the taxable year over the Electing U.S. Holder's adjusted tax basis in such shares. An Electing U.S. Holder would generally be allowed an ordinary deduction (to the extent of any net mark-to-market gains recognized for prior taxable years) for the excess, if any, of the adjusted tax basis of the common shares over their fair market value as of the close of the taxable year. An Electing U.S. Holder's adjusted tax basis of the common shares would generally be adjusted to reflect the amounts included or deducted under the mark-to-market election. Additionally, any gain on the actual sale or other disposition of the common shares generally will be treated as ordinary income. Ordinary loss treatment also would generally apply to any loss realized on the actual sale or other disposition of the common shares to the extent that the amount of such loss did not exceed the net mark-to-market gains previously included with respect to such shares. An election to mark to market would generally apply to the taxable year made and all subsequent taxable years. A mark-to-market election is subject to complex and specific rules and requirements, and U.S. Holders are strongly urged to consult their tax advisors concerning such election if the company is classified as a PFIC.

     Finally, an U.S. Holder who elects in a timely manner to treat us as a "qualified electing fund" (a "QEF") as defined in the Internal Revenue Code would be subject to another set of special rules different from those described above. Although a QEF election may be beneficial to some U.S. Holders depending upon their particular tax situations, it requires us to make information available to such holders, and we do not intend to make such information available even if it is classified as a PFIC. Accordingly, the QEF election will not be available to U.S. Holders.

     The foregoing discussion is based on existing provisions of the Internal Revenue Code, existing and proposed regulations thereunder, and current administrative ruling and court decisions, all of which are subject to change. Any such change could affect the validity of this discussion. In addition, the implementation of aspects of the PFIC rules requires the issuance of regulations which in many instances have not been promulgated and which may have retroactive effect. There can be no certainty that any of these proposed regulations will be enacted or promulgated and if so, the form they will take or the effect that they may have on this discussion. Accordingly, and due to the complexity of the PFIC rules, U.S. Holders who are shareholders of Diversinet are strongly urged to consult their own tax advisors concerning the impact of these rules on their investment in us.

                               RECENT DEVELOPMENTS

Not  applicable.

                                  LEGAL MATTERS

     The legality of the common shares has been passed upon for us by Lang Michener, Toronto, Ontario, Canada. Certain legal matters in connection with this offering relating to U.S. federal and New York law will be passed upon for us by Heller Ehrman White & McAuliffe, LLP, New York, New York.

                                     EXPERTS

     The consolidated financial statements of Diversinet Corp. at October 31, 2001 and 2000, and for the years then ended, have been included in this Prospectus and Registration Statement in reliance on the report of KPMG LLP, independent auditors, and for the year ended October 31, 1999 in reliance on the report of Ernst & Young LLP, independent auditors, appearing elsewhere herein, and upon the authority of said firms as experts in accounting and auditing. The audit report of KPMG LLP concerning the October 31, 2001 consolidated financial statements contains an explanatory paragraph that states that conditions and events exist that cast substantial doubt on our ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

WHERE YOU CAN FIND MORE INFORMATION AND INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You can inspect and copy the registration statement on Form F-3 of which this prospectus is a part, as well as reports, proxy statements and other information filed by us, at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549.

You can obtain copies of such material from the Public Reference Room of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. You can call the SEC at 1-800-SEC-0330 for information regarding the operation of its Public Reference Room. The SEC also maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding registrants, like us, that file electronically.

     The Securities and Exchange Commission allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is considered to be part of this prospectus, and information that we file later with the Securities and Exchange Commission will automatically update and supersede this information. The information that we are incorporating by reference should also be read in light of the other information in this prospectus because some of that information may be updated or superseded by the information in this prospectus.

     We incorporate by reference any subsequent annual reports filed on Form 20-F and all subsequent filings on Form 6-K that we file pursuant to the Securities Exchange Act prior to the termination of this offering. We also incorporate by reference the documents listed below:

     (a)  Diversinet's  Annual  Report  on  Form  20-F  dated  April  19,  2002;
     (b)  Diversinet's  Report  on  Form  6-K  dated  April  9,  2002;
     (c)  Diversinet's  Report  on  Form  6-K  dated  April  3  2002;
     (d)  Diversinet's  Report  on  Form  6-K  dated  March  28,  2002;
     (e)  Diversinet's  Report  on  Form  6-K  dated  February  28,  2002;
     (f)  Diversinet's  Report  on  Form  6-K  dated  February  7,  2002;  and
     (g) The description of Diversinet's securities contained in Diversinet's Registration Statement under Section 12 of the Exchange Act, of which this prospectus is a part and any and all amendments and reports filed for the purpose of updating such description.

     You may request a copy of any or all of these documents, other than any exhibits filed with those documents, at no cost, by writing or telephoning our principal offices: Diversinet Corp., 2225 Sheppard Avenue East, Suite 1700, Toronto ON M2J 5C2 Canada, Attn: David Hackett, Chief Financial Officer, telephone number (416) 756-2324. You may also obtain information about us by visiting our website at www.dvnet.com. Information contained in our website is not part of this prospectus.

                                  ___________

     You should rely only on the information contained in this prospectus or that to which we have referred you. We have not authorized anyone to provide you with information that is different. This prospectus does not constitute an offer to sell, or the solicitation of an offer to buy, any of the securities offered hereby to any person in any jurisdiction in which such offer or solicitation would be unlawful. Our business may change after the date of this prospectus. Delivery of this document and any sale of securities made hereunder does not mean otherwise.

                                       TABLE OF CONTENTS


                                                                                           Page
                                                                                           ----
INFORMATION SUMMARY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     2
RISK FACTORS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     6
USE OF PROCEEDS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    18
DIVIDEND POLICY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    18
FORWARD-LOOKING INFORMATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    18
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
     OPERATIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    19
PRINCIPAL SHAREHOLDERS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    26
SELLING SECURITYHOLDERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    31
DESCRIPTION OF PRIVATE PLACEMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . .    32
UNITED STATES FEDERAL INCOME TAX CONSEQUENCES . . . . . . . . . . . . . . . . . . . . . .    37
RECENT DEVELOPMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    40
PLAN OF DISTRIBUTION. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    44
LEGAL MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    44
EXPERTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    45
WHERE YOU CAN FIND MORE INFORMATION AND INCORPORATION OF CERTAIN INFORMATION
     BY REFERENCE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    45


                                   ___________

                                DIVERSINET CORP.
                             9,936,249 COMMON SHARES

                                   PROSPECTUS


                                   ___________

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM  14.  OTHER  EXPENSES  OF  ISSUANCE  AND  DISTRIBUTION

     The expenses of this offering which will be borne by Diversinet are estimated, in U.S. dollars, to be as follows:

SEC Registration Fee               $598
Transfer Agent's Fees               500
Printing and Engraving              500
Legal Services                   50,000
Accounting                       10,000
Underwriting commission         140,400
Miscellaneous                     5,000
                               --------

Total                          $206,998
                               --------

     All of the above expenses except the registration fee are estimated.

ITEM  15.  INDEMNIFICATION  OF  DIRECTORS  AND  OFFICERS

     Under the Business Corporations Act (Ontario) (the "Act"), Diversinet may indemnify a present or former director or officer or a person who acts or acted at Diversinet's request as a director or officer of another corporation of which Diversinet is or was a shareholder or creditor and his heirs and legal representatives against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been such a director or officer if the director or officer acted honestly and in good faith with a view to the best interests of Diversinet and, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, had reasonable grounds for believing that his conduct was lawful. Such indemnification may be made in connection with an action by or on behalf of Diversinet or such other corporation only with court approval. A director or officer is entitled to indemnification from Diversinet as a matter of right in respects of all costs, charges and expenses reasonably incurred by him in connection with the defense of any civil, criminal or administrative proceeding to which he is a party by reason of being or having been a director or officer of such corporation if he was substantially successful on the merits and fulfilled the conditions set forth above.

     The by-laws of Diversinet provide that each director, each officer, each former director, each former officer and each person who acts or acted at Diversinet's request as a director or officer of a body corporate of which Diversinet is or was a shareholder or creditor, and his heirs and legal representatives shall be indemnified and saved harmless by Diversinet from and against all costs, charges and expenses, including without limitation, each amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which his is made a party by reason or being or having been a director or officer of Diversinet or such body corporation, if he acted honestly and in good faith with a view to Diversinet's best interests and in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty he had reasonable grounds for believing his conduct was lawful. In certain circumstances Diversinet has provided its Directors or its subsidiaries' Directors with a written indemnification confirming the indemnification available under its by-laws.

     Diversinet currently maintains directors' and officers' liability insurance, which, subject to the provisions contained in the policy, protects the directors and officers, as such, against all claims during the term of their office provided they acted honestly and in good faith with a view to the best interests of Diversinet. Such insurance provides for an aggregate of U.S. $15,000,000 annual protection against liability for and reimbursement of amounts paid.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that, in the opinion of the U.S. Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM  16.  EXHIBITS

EXHIBIT NO.                                        EXHIBITS
-----------                                        --------

     1.1     Underwriting Agreement, dated as of April 23, 1999, between Diversinet and Yorkton Securities
             Inc. *

     1.2     Underwriting Agreement, dated as of June 12, 2000, between Diversinet and Tucker Anthony
             Incorporated. *

     1.3     Placement Agency Agreement dated March 27, 2002, between Diversinet and Allen & Company
             Incorporated. **

     4.1     Common Share Purchase Warrants held by WEC Investors V LLC dated October 15, 1998. *

     4.2     Registration Rights Agreement between Diversinet and WEC Investors V LLC dated October 15,
             1998. *

     4.3     Special Warrant Indenture, dated as of April 23, 1999, between Diversinet and Montreal Trust
             Company of Canada, as Trustee. *

     4.4     Warrant Indenture, dated as of April 23, 1999, between Diversinet and Montreal Trust Company of Canada, as Trustee. *

     4.5     Form of Warrant for purchase of shares for the April 23, 1999 private placement. *

     4.6     Form of Subscription Agreement for Special Warrants for the April 23, 1999 private placement. *

     4.7     Form of Stock Purchase Agreement for the April 23, 1999 private placement. *

     4.8     Form of Stock Purchase Agreement for the April 4, 2002 private placement. **

     4.9     Form of Warrant for purchase of shares for the April 4, 2002 private placement. **

     5.1     Opinion of Lang Michener. **

    10.1     Form of Diversinet General Product License & Support Agreement. *

    10.2     Diversinet OEM License Agreement, dated as of February 24, 1998, between Diversinet and
             Research In Motion Limited. *

    10.5     License Agreement, dated as of September 30, 1999, between RSA Data Security, Inc. and
             Diversinet. *

    10.6     Agreement, dated September 29, 1999, between Diversinet and Ubiq Communications, Inc. *

    10.7     Amending Agreement, dated September 29, 1999, between Diversinet and Ubiq
             Communications, Inc. *

    10.8     License Agreement between Certicom Corp. and Diversinet dated February 26, 2002. **

    10.9     License Agreement between Diversinet Corp. and Research In Motion, dated October 15, 1999. *

    10.10    Settlement Agreement, dated as of February 16, 1999, among Diversinet, Moti Barkan,
             Knockagh International Ltd., the other parties identified therein and Lang Michener, as custodian. *

    10.11    Employment Agreement, dated as of February 16, 1999, between Diversinet and Moti Barkan. *

    23.1     Consent of KPMG LLP. **

    23.2     Consent of Lang Michener (filed as part of Exhibit 5).

    23.3     Purchase Agreement between The Instant Publisher Inc. n/k/a Diversinet and Knockagh
             International Ltd. dated October 31, 1996. *

    23.4     Purchase Agreement between Diversinet Corp. and 1273509 Ontario Limited dated January 30,
             1998. *

    23.7     Consent of Ernst & Young LLP. **

    99.1     Custodian Agreement, dated as of April 23, 1999, among Diversinet, Montreal Trust Company of
             Canada, as Escrow Agent and Yorkton Securities Inc. *

--------------------------------
* Previously filed with Form F-3, File No. 333-12390
**  Filed herewith

ITEM  17.  UNDERTAKINGS

     Paragraph designations correspond to designations in Regulation S-K, Item 512.

     (a)  The  undersigned  registrant  hereby  undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
               (ii) To  reflect  in  the  prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;
              (iii) To  include  any  material  information  with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided however, that paragraphs (a)(1)(I) and (a)(1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registration pursuant to Section 13 or
                    Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

          (4) To file a post-effective amendment to the registration statement to include any financial statements required by Rule 3-19 of Regulation S-X at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of Regulation S-X if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) of section 15(d) of the Securities Exchange Act of 1934 (and where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expense incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any such action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Registration
Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Province of Ontario, Canada on May 8, 2002.

                                 DIVERSINET  CORP.


                                 By:    /s/  David  Hackett
                                        -----------------------------------
                                        David Hackett, Chief Financial Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                Title                                          Date
---------                -----                                          ----

/s/  Nagy Moustafa
-------------------
Nagy Moustafa            Chairman, President and Chief Executive     May 6, 2002
                         Officer  and  Director

/s/  Frank  Clegg                                                    May 6, 2002
-------------------
Frank  Clegg             Director

/s/  David  Masotti                                                  May 6, 2002
-------------------
David  F.  Masotti       Director

/s/  Mark  Steinman                                                  May 6, 2002
-------------------
Mark  C.  Steinman       Director

/s/  William Linton                                                  May 6, 2002
-------------------
William  Linton          Director

/s/  Nagy Moustafa
-------------------
Nagy Moustafa            Authorized United States Representative     May 6, 2002
                         CEO of Diversinet Corporation of America,
                         a Delaware corporation and wholly owned
                         subsidiary of the Registrant.

                                  EXHIBIT INDEX

EXHIBIT NO.                                        EXHIBITS
-----------                                        --------

1.1          Underwriting Agreement, dated as of April 23, 1999, between Diversinet and Yorkton Securities
             Inc. *

1.2          Underwriting Agreement, dated as of June 12, 2000, between Diversinet and Tucker Anthony
             Incorporated. *

1.3          Placement Agency Agreement dated March 27, 2002, between Diversinet and Allen & Company
             Incorporated. **

4.1          Common Share Purchase Warrants held by WEC Investors V LLC dated October 15, 1998. *

4.2          Registration Rights Agreement between Diversinet and WEC Investors V LLC dated October 15,
             1998. *

4.3          Special Warrant Indenture, dated as of April 23, 1999, between Diversinet and Montreal Trust
             Company of Canada, as Trustee. *

4.4          Warrant Indenture, dated as of April 23, 1999, between Diversinet and Montreal Trust Company of Canada, as Trustee. *

4.5          Form of Warrant for purchase of shares for the April 23, 1999 private placement. *

4.6          Form of Subscription Agreement for Special Warrants for the April 23, 1999 private placement. *

4.7          Form of Stock Purchase Agreement for the April 23, 1999 private placement. *

4.8          Form of Stock Purchase Agreement for the April 4, 2002 private placement. **

4.9          Form of Warrant for purchase of shares for the April 4, 2002 private placement. **

5.1          Opinion of Lang Michener. **

10.1         Form of Diversinet General Product License & Support Agreement. *

10.2         Diversinet OEM License Agreement, dated as of February 24, 1998, between Diversinet and
             Research In Motion Limited. *

10.5         License Agreement, dated as of September 30, 1999, between RSA Data Security, Inc. and
             Diversinet. *

10.6         Agreement, dated September 29, 1999, between Diversinet and Ubiq Communications, Inc. *

10.7         Amending Agreement, dated September 29, 1999, between Diversinet and Ubiq
             Communications, Inc. *

10.8         License Agreement between Certicom Corp. and Diversinet dated February 26, 2002. **

10.9         License Agreement between Diversinet Corp. and Research In Motion, dated October 15, 1999. *

10.10        Settlement Agreement, dated as of February 16, 1999, among Diversinet, Moti Barkan,
             Knockagh International Ltd., the other parties identified therein and Lang Michener, as custodian. *

10.11        Employment Agreement, dated as of February 16, 1999, between Diversinet and Moti Barkan. *

23.1         Consent of KPMG LLP. **

23.2         Consent of Lang Michener (filed as part of Exhibit 5).

23.3         Purchase Agreement between The Instant Publisher Inc. n/k/a Diversinet and Knockagh
             International Ltd. dated October 31, 1996. *

23.4         Purchase Agreement between Diversinet Corp. and 1273509 Ontario Limited dated January 30,
             1998. *

23.7         Consent of Ernst & Young LLP. **

--------------------------------
* Previously filed with Form F-3, File No. 333-12390
**  Filed herewith


                                      II-7

EXHIBIT NO.                                        EXHIBITS
-----------                                        --------

99.1         Custodian Agreement, dated as of April 23, 1999, among Diversinet, Montreal Trust Company of
             Canada, as Escrow Agent and Yorkton Securities Inc. *